UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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ART TECHNOLOGY GROUP, INC.
(Name of Registrant as Specified in Its Charter)

Not Applicable
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* * * * *

ART TECHNOLOGY GROUP, INC.
ONE MAIN STREET
CAMBRIDGE, MASSACHUSETTS 02142

Dear Stockholder:

I am pleased to invite you to attend the 2010 Annual Meeting of Stockholders of Art Technology Group, Inc. on May 24, 2010. We will hold the meeting at 10:00 a.m., Eastern time, at the Le Méridien Cambridge-MIT located at 20 Sidney Street, Cambridge, Massachusetts, 02139. Annual meetings play an important role in maintaining communications and understanding among our management, Board of Directors and stockholders, and I hope that you will be able to join us.

The Securities and Exchange Commission rules allows us to furnish our proxy materials over the Internet. We elected to deliver our proxy materials to the majority of our stockholders over the Internet, which allows us to provide stockholders with the necessary information, while also lowering cost of delivery and conserving natural resources. On or about April 14, 2010, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2010 proxy statement and our 2009 Annual Report to Stockholders. The Notice provides instructions on how to vote online and, if preferred, instructions on how to receive a printed copy of our proxy statement by mail.

If you were a stockholder of record as of the close of business on March 31, 2010, the record date for voting at the meeting, you may vote on the matters considered at the meeting. If you are voting over the Internet, please follow the instructions contained in the Notice. If you received printed copies of our 2010 proxy statement and our 2009 Annual Report to Stockholders, simply mark, sign and date your proxy card, and then mail the completed proxy card to our transfer agent, Computershare Trust Company, N.A., in the enclosed postage-paid envelope. You may also submit your proxy by telephone as described on the proxy card. You may attend the meeting and vote in person even if you have sent in a proxy card or submitted your proxy electronically.

If your shares are held in “street name,” that is, in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Sincerely yours,

Robert D. Burke
Chief Executive Officer and President

THE ABILITY TO HAVE YOUR VOTE COUNTED AT THE MEETING IS AN
IMPORTANT STOCKHOLDER RIGHT, AND I HOPE YOU WILL CAST
YOUR VOTE IN PERSON OR BY PROXY REGARDLESS
OF THE NUMBER OF SHARES YOU HOLD.

ART TECHNOLOGY GROUP, INC.
One Main Street
Cambridge, Massachusetts 02142

Notice of 2010 Annual Meeting of Stockholders

You are cordially invited to attend the Annual Meeting of the Stockholders of Art Technology Group, Inc.

Time and Date	10:00 a.m., Eastern time, on May 24, 2010

Place	Le Méridien Cambridge-MIT 20 Sidney Street Cambridge, Massachusetts, 02139

Items of Business	At the meeting, we will ask you and our other stockholders to:

(1) Elect David B. Elsbree, Ilene H. Lang, and Daniel C. Regis as Class II directors to serve until the 2013 Annual Meeting or until their successors are elected and qualified.

(2) Approve the amendment and restatement of our Amended and Restated 1996 Stock Option Plan (the “1996 Plan”) to increase the number of shares issuable under the 1996 Plan by fourteen million (14,000,000) shares; increase the ratio at which full value awards, as compared with stock option awards, are counted against the number of shares issuable under the plan; and extend the term of the plan to December 31, 2019.

(3) Ratify the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

(4) Transact any other business properly presented at the meeting.

Record Date	You may vote if you were a stockholder of record at the close of business on March 31, 2010.

Proxy Voting	It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please follow the instructions contained in the Notice of Internet Availability of Proxy Materials to vote on the Internet; or, if you received printed copies of our 2010 proxy statement, please mark, sign, date and promptly mail your proxy card to our transfer agent, Computershare Trust Company, N.A., in the enclosed postage-paid envelope. Alternatively, you may submit your proxy by telephone by following the directions on the Notice of Internet Availability of Proxy Materials. You may revoke your proxy at any time before its exercise at the meeting. You may revoke electronic votes by using the same method as your original vote and making any changes you deem necessary.

By Order of the Board of Directors,

Julie M.B. Bradley
Secretary

Cambridge, Massachusetts
April 14, 2010

PROXY STATEMENT
for the
ART TECHNOLOGY GROUP, INC.
2010 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 24, 2010

Pursuant to Rule 14a-16, these proxy materials and our 2009 Annual Report to Stockholders are being made available to stockholders on or about April 14, 2010 at the following URL: http://www.atg.com/proxy.

INFORMATION ABOUT THE MEETING

This Proxy Statement

These proxy materials, including this proxy statement, proxy card and our 2009 Annual Report to Stockholders, are being made available to you, or distributed, on or about April 14, 2010.

On or about April 14, 2010, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2010 proxy statement and our 2009 Annual Report on Form 10-K for the year ended December 31, 2009. The Notice provides instructions on how to vote online and, if preferred, instructions on how to receive a printed copy of our proxy statement by mail.

This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before our 2010 Annual Meeting of Stockholders. Our Board of Directors is soliciting your proxy to vote at our 2010 Annual Meeting of Stockholders or any adjournment or postponement of the meeting. The meeting will be held at 10:00 a.m., Eastern time, on Monday, May 24, 2010, at the Le Méridien Cambridge-MIT located at 20 Sidney Street in Cambridge, Massachusetts.

•	THIS PROXY STATEMENT summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

•	THE PROXY CARD is the means by which you actually authorize another person to vote your shares in accordance with the instructions.

Our directors, officers and employees may solicit proxies in person or by telephone, mail, electronic mail, the Internet, facsimile or telegram. We will pay the expenses of soliciting proxies, although we will not pay additional compensation to these individuals for soliciting proxies. We will request that banks, brokers and other nominees holding shares for a beneficial owner forward copies of the proxy materials to those beneficial owners and to request instructions for voting those shares. We will reimburse these banks, brokers and other nominees for their related reasonable expenses.

Who May Vote

Holders of record of our Common Stock at the close of business on March 31, 2010 are entitled to one vote per share on each matter properly brought before the meeting. The proxy card states the number of shares you are entitled to vote.

A list of stockholders entitled to vote will be available at the meeting. In addition, you may contact our Secretary at Art Technology Group, Inc., One Main Street, Cambridge, Massachusetts, 02142, or by phone 617-386-1000, to make arrangements to review a copy of the stockholder list at our offices before the meeting, between the hours of 8:30 a.m. and 5:30 p.m., Eastern time, on any business day from May 10, 2010 up to the time of the meeting.

How to Vote

You may vote your shares at the meeting in person or by proxy:

•	Stockholder of record: Shares registered in your name. If you are a stockholder of record, that is, your shares are registered in your own name, not in “street name” by a bank or brokerage firm, then you can vote in any one of the following three ways:

1.	You may vote over the Internet or by Telephone. If you have Internet or telephone access, you may submit your proxy by following the instructions provided in the Notice, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card.

2.	You may vote by mail. If you received printed proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your stockbroker, trustee or nominee, and mailing it in the enclosed envelope to our transfer agent, Computershare Trust Company, N.A. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card but do not give any instructions on one or more of the matters described in this proxy statement, then the persons named in the proxy card will vote your shares in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends that you vote FOR each of the nominees listed in Proposal One and that you vote FOR Proposals Two and Three.

3.	You may vote in person. If you received printed proxy materials and if you attend the meeting, then you may vote by delivering your completed proxy card in person or by completing a ballot, which will be made available at the meeting.

•	Beneficial owner: Shares held in “street name.” If the shares you own are held in “street name” by a bank or brokerage firm, then your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides to you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your voting instruction form. Under the rules that govern banks and brokerage firms, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter. Beginning this year, the election of directors, as set forth in Proposal One, is a “non-discretionary” item. If you do not instruct your broker how to vote with respect to this item, your broker will not vote with respect to this proposal and those votes will be counted as “broker non-votes.”

If you wish to come to the meeting to personally vote your shares held in “street name,” then you will need to obtain a proxy card from the holder of record of your shares (i.e., your bank or brokerage firm).

Even if you complete and return a proxy card or submit your proxy electronically, you may revoke it at any time before it is exercised by taking one of the following actions:

•	send written notice to our Secretary at our address, which you can find at the top of the first page of this proxy statement;

•	send us another signed proxy with a later date;

•	log on to the Internet the same way you did originally and change your votes;

•	call the telephone number listed on the proxy card; or

•	attend the meeting, notify our Secretary that you are present, and then vote by ballot.

Quorum Required to Transact Business

At the close of business on March 31, 2010, 156,785,069 shares of our Common Stock were outstanding. Our by-laws require that a majority of the shares of our Common Stock outstanding on that date be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business. We will count abstentions and broker non-votes, described above, in determining whether a quorum exists.

Votes Required for Each Proposal

Proposal One: Election of Class II Directors.  The nominees receiving the greatest number of votes cast will be elected as directors. As discussed above, starting this year, your broker cannot vote without your instruction with respect to this proposal. Abstentions and broker non-votes will not be included in calculating the number of votes cast for the election of directors and, if a quorum is present at the meeting, will have no effect on the outcome of the election.

Proposal Two: Amendment and Restatement of our Amended and Restated 1996 Stock Option Plan.  The affirmative vote of the holders of a majority of the stock present or represented and voting on the matter is necessary to approve the amendment and restatement of our Amended and Restated 1996 Stock Option Plan. Abstentions and broker non-votes will not be included in calculating the number of shares voting on this proposal, and, if a quorum is present at the meeting, will have no effect on the outcome of the proposal.

Proposal Three: Ratification of Appointment of Independent Registered Public Accounting Firm.  The affirmative vote of the holders of a majority of the stock present or represented and voting on the matter is necessary to ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2010. Abstentions and broker non-votes will not be included in calculating the number of shares voting on this proposal and, if a quorum is present at the meeting, will have no effect on the outcome of the proposal.

DISCUSSION OF PROPOSALS

Proposal One: Election of Class II Directors

The first proposal on the agenda for the meeting is the election of three Class II directors for a three-year term beginning at the meeting and ending at our 2013 Annual Meeting of Stockholders or until their successors are elected and qualified.

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to ATG and our board. Finally, we value their significant experience on other public company boards of directors and board committees.

Information about the number of shares of Common Stock beneficially owned by each director appears below under the heading “Information about Stock Ownership.” There are no family relationships among any of the directors and executive officers of Art Technology Group, Inc.

Upon the recommendation of the Nominating and Governance Committee, the board has nominated David B. Elsbree, Ilene H. Lang, and Daniel C. Regis, the current Class II directors, for re-election. Brief biographies of Mr. Elsbree, Ms. Lang and Mr. Regis follow below.

David B. Elsbree	Mr. Elsbree has been a director since June 2004. From June 1981 to May 2004, Mr. Elsbree was a partner at Deloitte & Touche. He was a member of the board of the New England Chapter of the National Association of Corporate Directors. Since 2006, he has been a member of the Board of Directors and is currently the chair of the Audit Committee of Acme Packet, Inc., a publically traded communications technology corporation. We believe that Mr. Elsbree is qualified to be on the board due to his extensive experience over twenty-three years as a partner in a major international audit firm. Mr. Elsbree also meets the qualification test as a “Financial Expert” under the Securities and Exchange Commission rules. Mr. Elsbree is 62 years old.

Ilene H. Lang	Ms. Lang has served as a director since October 2001. Since September 2003, Ms. Lang has been President of Catalyst, Inc., a non-profit organization that works to advance women in business From 1997 to 2006, Ms. Lang was a member of the Adaptec, Inc. Board of Directors. From May 2000 to August 2003, Ms. Lang was a business and financial consultant to various boards of directors, boards of trustees, and Chief Executive Officers. From May 1999 to May 2000, Ms. Lang served as President and Chief Executive Officer of Individual.com, Inc., an Internet media service provider. We believe Ms. Lang is qualified to be on the board due to her pertinent experience in internet-related ventures and her membership on such boards. Ms. Lang also has valuable experience through her corporate consulting work, her past role as a Chief Executive Officer, and her significant involvement in an organization that advances diversity in the workplace. Ms. Lang is 66 years old.

Daniel C. Regis	Mr. Regis has served as our chairman since July 2005 and as a director since November 2004. Mr. Regis served on the Board of Directors of Primus Knowledge Solutions, Inc. from April 2003 until our acquisition of Primus in November 2004. Mr. Regis is a member of the Board of Directors of Cray, Inc. and Columbia Banking Systems, Inc. and was formerly a partner at Price Waterhouse, where he held multiple leadership positions throughout his tenure. We believe that Mr. Regis is qualified to be on the board due to his experience as a member and/or chair of the boards of directors of several public companies, as well as serving as a director and/or Chair of numerous technology companies, a number of which went public between the years of 1996 and 2009. Mr. Regis also meets the qualification test as a “Financial Expert” under the Securities and Exchange Commission rules. Mr. Regis is 70 years old.

We anticipate that Mr. Elsbree, Ms. Lang and Mr. Regis will be willing and able to serve if elected. If any of them is not able to serve, proxies may be voted for a substitute nominee. You can find more information about Mr. Elsbree, Ms. Lang and Mr. Regis and our other directors, including brief biographies and information about their compensation and stock ownership, in the sections of this proxy statement entitled “INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS,” “COMPENSATION OF OUR EXECUTIVE OFFICERS AND DIRECTORS” and “INFORMATION ABOUT STOCK OWNERSHIP.”

Our Board of Directors recommends that you vote FOR the election of Mr. Elsbree, Ms. Lang and Mr. Regis.

Proposal Two: Amendment and Restatement of Our Amended and Restated 1996 Stock Option Plan

Summary

The Board of Directors believes that it would be in the best interests of our stockholders to approve the amendment and restatement to our 1996 Plan to:

•	Increase the number of shares issuable under the plan by fourteen million (14,000,000) shares;

•	To alter the ratio within the 1996 Plan which determines how full value awards, such as grants of restricted stock, are counted against the number of shares reserved for issuance under the plan, which we refer to as the “fungibility ratio,” from the current ratio of 1.24, to a new ratio of 1.39; and

•	Extend the term of the 1996 Plan by six years until December 31, 2019.

Our board believes that the strength of our company depends, in large part, upon our ability to attract and retain qualified, high-performing employees and managers. Equity awards provide our employees and managers with a financial stake in our success, can serve to be an effective retention tool that encourages and rewards performance, and are an important part of the incentives that we can provide. Qualified individuals expect and require public companies to provide equity incentive awards in connection with employment, and such equity compensation aligns the interests of our executives and employees with stockholders’ interests.

On March 11, 2010, our Board of Directors voted to amend and restate our 1996 Plan, effective upon approval by our stockholders, to: (1) increase the number of shares authorized for issuance from 32,000,000 shares to 46,000,000 shares; (2) alter the 1996 Plan such that that each restricted stock and other full value award authorized under the 1996 Plan after May 24, 2010, excluding options and stock appreciation rights, count as 1.39 (as compared to the current ratio of 1.24) shares for every one share granted against the plan limit; and (3) extend the term of the 1996 Plan by six years until December 31, 2019. The proposed Amended and Restated 1996 Stock Option Plan is attached hereto as Appendix A.

Our Board of Directors reviewed management’s projections of the awards that we will likely issue under our 1996 Plan for compensating new hires and existing executive officers, outside directors, and other key employees in the remainder of fiscal year 2010 and fiscal years 2011 and 2012. These projections may be affected by any acquisitions that we make. We believe that unless this pool of shares is increased, our ability to attract, retain, and motivate our management and other employees will be impaired.

Stock Award Activity

Availability

We have four stock plans under which we currently issue equity awards:

•	Amended and Restated 1996 Stock Option Plan (the “1996 Plan”)

•	Primus Knowledge Solutions, Inc. 1999 Stock Incentive Compensation Plan (the “Primus Plan”)

•	1999 Employee Stock Purchase Plan (the “ESPP Plan”)

•	Amended and Restated 1999 Outside Director Stock Option Plan (the “Outside Director Plan”)

The following table presents a summary of the current stock-based incentive plans and details the shares available and awards outstanding under the 1996 Plan, the Primus Plan and the Outside Director Plan (but does not include shares in the ESPP Plan) as of March 31, 2010.

			Outside Director
	1996 Plan	Primus Plan	Plan	Total

Number of securities to be issued upon exercise of outstanding options, warrants and rights	16,121,301	4,497,069	863,040	21,481,410
Number of Options, Warrants and Rights Available for Future Grant Prior to Approval of Proposal Two(1)	1,588,044	119,960	641,564	2,349,568
Total Additional Shares Requested in Proposal Two(1)	14,000,000	—	—	14,000,000
Total Stock Options Outstanding(2)	8,733,846	4,497,069	620,000	13,850,915
Total Restricted Stock Units Outstanding	6,153,625	—	243,040	7,630,495

Notes:

(1)	Each option or stock appreciation right (“SAR”) granted under these plans reduces the number of shares available for grant by one share for every one share granted, while each award other than an option or SAR reduces the number of shares available by 1.24.

(2)	For awards granted on or after May 24, 2010, each option or SAR granted under the applicable plan will reduce the number of shares available for grant by one share for every one share granted, while each award other than an option or SAR will reduce the number of shares available by 1.39.

2010 Awards and Activity

As of March 31, 2010, the number of shares of options, warrants and rights available for issuance pursuant to the four plans, without regard to the proposed amendment described herein was 3,798,028, which is approximately 2.4% of our total issued and outstanding shares of Common Stock. The aforementioned 3,798,028 shares of Common Stock excludes the 1.24 fungibility ratio.

A summary of the activity under our four stock plans as of March 31, 2010, and changes made during the three month period then ended, is presented below:

			Outside Director
	1996 Plan	Primus Plan	Plan	ESPP Plan

Plan Balance at January 1, 2010	4,259,930	62,398	641,564	1,528,009
Options Granted	(1,195,300)	—	—	—
Restricted Stock Units Granted(1)	(1,656,640)	—	—	—
ESPP Purchases	—	—	—	(79,549)
Option Forfeitures	61,603	57,562	—	—
Restricted Stock Units Forfeitures(2)	118,451	—	—	—
Plan Balance at March 31, 2010	1,588,044	119,960	641,564	1,448,460

(1)	Due to our fungibility ratio (1.24), the grant of 1,336,000 restricted stock units resulted in the counting of 1,656,640 shares against the plan balance.

(2)	Due to our fungibility ratio (1.24), the forfeiture of 95,525 options resulted in the addition of 118,451 shares back into the plan balance.

From January 1, 2010 to March 31, 2010, we granted 2,531,300 shares to our employees (excluding our executive officers), resulting in a reduction of 2,851,940 shares available under the 1996 Plan and the Primus Plan, giving effect to the current fungibility ratio of 1.24. In addition, in March 2010, our Compensation Committee and Board of Directors authorized the grant of 1,125,000 restricted stock units to our Chief Executive Officer and other executive officers, resulting in a reduction of 1,395,000 shares available under the 1996 Plan and the Primus Plan, giving effect to the current fungibility ratio of 1.24. These grants will be effective on the later of May 17, 2010 or the date upon which each such executive signs his or her restricted stock unit agreement.

In addition, on May 24, 2010, pursuant to the Non-Employee Director Compensation Plan, we anticipate granting restricted stock units for an aggregate of approximately 196,000 shares to our seven non-employee directors. This will result in a further reduction of shares available under our plans based on the applicable fungibility ratio at the time of grant.

2009 Awards and Activity

In 2009, we granted awards that reduced the number of shares available under the 1996 Plan by 4,607,774 shares and under the 1999 Plan by 604,500 shares, resulting in a reduction of 5,212,274 shares available under the two plans. In 2009, awards counting as 641,237 shares against the 1996 Plan limit and 416,962 shares against the Primus Plan limit were forfeited, resulting in an increase of 1,058,199 shares available under the two plans.

A summary of the activity under the stock plans as of December 31, 2009, and changes made during the twelve month period then ended, is presented below:

			Outside Director
	1996 Plan	Primus Plan	Plan	ESPP Plan

Plan Balance at January 1, 2009	8,226,467	249,936	884, 604	477,711
Options Granted	(921,750)	(604,500)	—
Restricted Stock Units Granted(1)	(3,686,024)	—	(243,040)
ESPP Purchases	—	—	—	(449,702)
Option Forfeitures	267,470	416, 962	—
Restricted Stock Unit Forfeitures(2)	373,767	—	—
Plan Balance at December 31, 2009	4,259,930	62,398	641, 564	1,528,009	(3)

Notes:

(1)	Due to our fungibility ratio (1.24), the grant of 2,972,600 out of our 1996 Plan resulted in 3,686,024 shares counted against the plan balance; the grant of 196,000 out of our Outside Director Plan resulted in 243,040 shares counted against the plan balance.

(2)	Due to our fungibility ratio (1.24), the forfeiture of 301,425 options resulted in the addition of 373,767 shares back into the plan balance.

(3)	An amendment adding 1,500,000 shares to the ESPP Plan was approved by our stockholders at the 2009 Annual Meeting of Stockholders.

Other Reasons to Seek Stockholder Approval

As an issuer listed on the Nasdaq Global Market, we are required by the rules of the Nasdaq Stock Market to seek stockholder approval of any material amendment to any stock option or purchase plan or other equity compensation arrangement under which our executive officers, non-employee directors, or other employees may acquire shares of our Common Stock.

Stockholder approval of the proposed increase to the maximum number of shares of our Common Stock issuable under our 1996 Plan would also have certain tax benefits. Our 1996 Plan allows us to award “incentive stock options,” which receive favorable tax treatment under the Internal Revenue Code. The stock option grants under our 1996 Plan that are enabled by the proposed increase of the maximum number of shares available for issuance under the plan cannot qualify as incentive stock options unless the increase is approved by our stockholders.

Additionally, our 1996 Plan is also specifically designed to preserve our ability to deduct the compensation we pay certain executive officers for income tax purposes. Section 162(m) of the Internal Revenue Code generally prevents us from deducting more than $1.0 million in compensation each year for each of our five most highly compensated executive officers. Compensation treated as “qualified performance-based compensation” under Section 162(m) is not subject to this limitation. Awards granted under our 1996 Plan that are enabled by the proposed increase of the maximum number of shares available for issuance under the plan may be treated as “qualified performance-based compensation,” only if the increase is approved by our stockholders.

Description of Amendment to and Restatement our Amended and Restated 1996 Plan

The following is a brief summary of the 1996 Plan as proposed to be amended and restated. The following summary is qualified in its entirety by reference to the Amended and Restated 1996 Stock Option Plan attached as Appendix A to this proxy statement.

1996 Plan History

In April 1996, our Board of Directors and stockholders adopted and approved the 1996 Plan. In 2004, our stockholders approved the amendment of the 1996 Plan to allow for the grant of restricted stock awards, performance share awards and other forms of equity based compensation that were not previously provided for in the 1996 Plan, and to extend the term of the 1996 Plan to December 31, 2013. In May 2007, at our annual meeting, the stockholders approved the amendment of the 1996 Plan to limit the duration of stock appreciation rights to be exercisable no more than 10 years after the date on which they are granted; to remove the board’s discretion as to the transferability of awards in order to clarify that options are not transferable; to remove the board’s ability to substitute another award of the same or different type for an outstanding award under the plan; and to clarify that the effect of an amendment to the plan has the same impact as to awards under the plan as an amendment and restatement. In May 2008, at our annual meeting, the stockholders approved the amendment of the 1996 Plan to increase the number of Common Stock authorized for issuance pursuant to awards under the 1996 Plan from 25,600,000 to 32,000,000. In March 2010, our Board of Directors amended the 1996 Plan to increase the number of shares issuable under the 1996 Plan from 32,000,000 to 46,000,000; to increase the ratio at which full value awards, as compared with stock option awards, are counted against the number of shares issuable under the plan; and to extend the term of the plan to December 31, 2019. Stockholder approval of these amendments is being sought under this Proposal Two. Further, in April 2010, our Board of Directors amended the 1996 Plan to clarify that certain shares shall not be available for reissuance under the plan.

Number of Shares Subject to and Available for Issuance under the 1996 Plan

There are currently 32,000,000 shares of our Common Stock reserved for issuance under the 1996 Plan. This number would be increased by 14,000,000 to 46,000,000 shares under the proposed amendment. The number of shares of Common Stock reserved for issuance under the 1996 Plan is subject to adjustment for stock splits, stock dividends and similar events, at the discretion of the Board of Directors. As of March 31, 2010, 1,588,044 shares of our Common Stock were available for future issuance under the 1996 Plan, giving effect to the current 1.24 fungibility ratio.

Types of Awards

The 1996 Plan authorizes the following types of awards:

•	Incentive Stock Options — options to purchase Common Stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986;

•	Non-qualified Stock Options — options that do not qualify as incentive stock options;

•	Stock Appreciation Rights — awards entitling the holder on exercise to receive an amount in cash determined in whole or in part by reference to the appreciation of our Common Stock;

•	Restricted Stock — grants or sales of Common Stock subject to restrictions on transfer or other restrictions or conditions determined by the Board of Directors at the date of grant. These full value awards currently count as 1.24 shares per share granted against the 1996 Plan limit, and under the proposed amendment would count as 1.39 shares per share granted against the 1996 Plan limit;

•	Performance Share Awards — grants of Common Stock subject to the attainment of certain performance goals. These full value awards currently count as 1.24 shares per share granted against the 1996 Plan limit, and under the proposed amendment would count as 1.39 shares per share granted against the 1996 Plan limit; and

•	Other Stock-based Awards — other awards that are valued in whole or in part by reference to, settled in, or otherwise based on, shares of Common Stock or other property, including, for example, restricted stock units. These are also classified as full value awards, currently count as 1.24 shares per share granted against the 1996 Plan limit, and under the proposed amendment would count as 1.39 shares per share granted against the 1996 Plan limit.

Incentive Stock Options and Non-Qualified Stock Options.  Optionees receive the right to purchase a specified number of shares of Common Stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options must be granted at an exercise price at least equal to the fair market value of the Common Stock on the date of grant. The 1996 Plan permits the following forms of payment of the exercise price of options:

•	payment by cash, check or in connection with a “cashless exercise” through a broker;

•	payment by reduction of the number of shares to be issued;

•	surrender to us of shares of Common Stock, subject to specific exceptions;

•	delivery to us of a promissory note;

•	any other lawful means that the Board of Directors determines is acceptable; or

•	any combination of these forms of payment.

Stock Appreciation Rights.  A stock appreciation right, or “SAR,” is an award entitling the holder on exercise to receive an amount in cash or our Common Stock or a combination thereof, such form to be determined by the Board of Directors, determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock.

Restricted Stock Awards.  Restricted stock awards involve the issuance to the recipient of shares of Common Stock, subject to our right to repurchase all or part of such shares from the recipient at their issue price or other stated or formula price, or to require forfeiture of such shares if issued at no cost, in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award.

Performance Share Awards.  The Board of Directors or an authorized committee of the board may grant performance accelerated restricted stock awards that provide for time vesting with acceleration of vesting if certain performance criteria are met. The board, or an authorized committee of the board, may also grant restricted stock awards that vest solely upon satisfaction of certain performance criteria. The performance criteria for each restricted stock award that vests solely upon performance criteria may be based on one or more of the following measures:

•	earnings per share;

•	return on average equity or average assets with respect to a pre-determined peer group;

•	earnings;

•	earnings growth;

•	revenues;

•	expenses;

•	stock price;

•	market share;

•	return on sales, assets, equity or investment;

•	regulatory compliance;

•	improvement of financial ratings;

•	achievement of balance sheet or income statement objectives;

•	total stockholder return;

•	net operating profit after tax;

•	pre-tax or after-tax income;

•	cash flow; or

•	such other objective goals established by the board.

The board, or an authorized committee of the board, may determine that special one-time or extraordinary gains, losses, or expenses should or should not be included in the calculation of such measures.

Restricted Stock Units (“RSU(s)”) and Other Stock-Based Awards.  Under the 1996 Plan, the Board of Directors has the right to grant other awards based upon, or settled in, our Common Stock, having such terms and conditions as the board may determine, including the grant of shares based upon certain conditions and the grant of securities convertible into Common Stock. These include RSU awards, which entitle the recipient to receive shares of Common Stock to be delivered in the future subject to such terms and conditions as the Board of Directors may determine. As described in “Compensation Discussion and Analysis,” we began granting RSU awards to our executive officers in fiscal 2007 as our primary form of equity compensation for employees. In some cases, we issue RSU awards with simple time-based vesting and at other times we have issued RSU awards with performance-based vesting, using criteria similar to those described above for performance share awards.

Eligibility to Receive Awards

Employees, officers, directors, consultants and advisors of ours and of our subsidiaries or of other business ventures in which we have a controlling interest are eligible to be granted awards under the 1996 Plan. Under present law, however, incentive stock options may only be granted to our employees and employees of our subsidiaries. The maximum number of shares with respect to which awards may be granted to any participant under the 1996 Plan may not exceed 1,000,000 shares per calendar year.

Plan Benefits

As of March 31, 2010, approximately 610 employees and directors were eligible to receive awards under the 1996 Plan. This includes our five named executive officers and our seven non-employee directors. The granting of awards under the 1996 Plan is discretionary, and we cannot now determine the number or type of awards that will be received in the future by any particular person or group if the proposed amendment to the 1996 Plan is approved.

Administration

The 1996 Plan is administered by the Board of Directors. The board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 1996 Plan and to interpret the provisions of the 1996 Plan. Pursuant to the terms of the 1996 Plan, the board may delegate authority under the plan to one or more committees or subcommittees of the board. The board has authorized the Compensation Committee to administer certain aspects of the 1996 Plan, including the granting of options and other equity awards to executive officers, and the Compensation Committee has granted Mr. Burke, who is a director and our Chief Executive Officer, the authority to grant options and other equity awards to persons other than our executive officers, subject to limitations set by the Compensation Committee. Under our current procedures, Mr. Burke annually proposes an aggregate number of options and/or awards that he recommends be granted to the employee population as a whole. This proposal, including the names of the grantees and number of shares to be received by each, is then considered by the Compensation Committee and the committee then approves or modifies such proposal.

Subject to any applicable limitations contained in the 1996 Plan, the board, the Compensation Committee, or any other committee to whom the board delegates authority, as the case may be, selects the recipients of awards and determines:

•	the number of shares of Common Stock covered by options and the dates upon which such options become exercisable;

•	the exercise price of options (which cannot be less than fair market value);

•	the duration of options (which cannot be longer than 10 years); and

•	the number of shares of Common Stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

The board may make appropriate adjustments in connection with the 1996 Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The 1996 Plan also contains provisions addressing the consequences of any reorganization event, which is defined as:

•	any merger or consolidation of us with or into another entity as a result of which all of our Common Stock is converted into or exchanged for the right to receive cash, securities or other property;

•	any exchange of all of our Common Stock for cash, securities or other property pursuant to a share exchange transaction; or

•	our liquidation or dissolution.

With certain exceptions, when awards expire or are terminated, canceled or forfeited, the unused shares of Common Stock covered by such awards will again be available for grant under the 1996 Plan, subject, however, in the case of incentive stock options, to any limitations under the Internal Revenue Code of 1986.

Amendment or Termination

Under the current 1996 Plan, no award may be granted after December 31, 2013, but awards previously granted may be exercised after that date, until their respective expiration dates. If this Proposal Two is approved by the stockholders, no award may be granted under the 1996 Plan after December 13, 2019, but awards previously granted may be exercised after that date. The Board of Directors may at any time amend, suspend or terminate the 1996 Plan, except that no award designated as subject to Section 162(m) of the Internal Revenue Code of 1986 by the board after the date of such amendment shall become exercisable, realizable or vested, to the extent such amendment was required to grant such award, unless and until such amendment shall have been approved by our stockholders.

If the amendment of the 1996 Plan is approved by our stockholders, the additional fourteen million (14,000,000) shares of our Common Stock authorized by the amendment will become available to us under the plan starting on the date of such approval. Further, if the amendment of the 1996 Plan is approved by our stockholders, the ratio of the number of shares available for grant for restricted stock and other stock based awards shall become 1.39 per share with respect to awards made after the date of such approval. If our stockholders do not approve the amendment and restatement, the 1996 Plan will remain in effect with 32,000,000 shares of our Common Stock authorized under the 1996 Plan and the fungibility ratio used to determine the number of shares available for grant for restricted stock and other stock based awards shall remain at 1.24 per share. Furthermore, if our stockholders do not approve the amendment and restatement, the

1996 Plan will not permit any awards to be granted after December 31, 2013, although awards previously granted may be exercised after that date.

Tax Withholding

With the exception of grants of RSUs, participants under the 1996 Plan are responsible for paying to us or for making arrangements satisfactory to us regarding payment of any federal, state, or local taxes of any kind required by law to be withheld with respect to income from the value of an award or of any stock or amounts received under an award. When RSUs vest, certain RSUs are withheld by the Company to cover taxes. Participants may elect to have tax withholding obligations satisfied either by authorizing us to withhold from shares of Common Stock to be issued pursuant to any award a number of shares with an aggregate fair market value that would satisfy the minimum withholding amount due, or transferring to us shares of Common Stock owned by the participant with an aggregate fair market value that would satisfy the withholding amount due.

Federal Income Tax Consequences

The following generally summarizes the United States federal income tax consequences that typically will arise with respect to awards granted under the 1996 Plan. This summary is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options.  A participant will not recognize income upon the grant of an incentive stock option. Also, except as described below, a participant will not recognize income upon exercise of an incentive stock option if the participant has been employed by us or our corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under the caption “Non-Qualified Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will recognize income upon the sale of the stock acquired under an incentive stock option if sales proceeds exceed the exercise price. The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. The difference between the lesser of the value of the shares at the date of exercise or at the date of sale and the exercise price of the incentive stock option will be taxable as ordinary income, and the excess gain, if any, will be taxable as capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price) then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Non-Qualified Stock Options.  A participant will not recognize income upon the grant of a non-qualified stock option. A participant will recognize compensation income upon the exercise of a non-qualified stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards.  A participant will not recognize income upon the grant of restricted stock unless an election under Section 83(b) of the Internal Revenue Code of 1986 is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will recognize compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. For a participant who has made an 83(b) election, the gain or loss will be long term if the participant held the stock for more than one year after the receipt of the stock. If the participant does not make an 83(b) election, then when the stock vests the participant will recognize compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. For a participant who has not made an 83(b) election, any capital gain or loss will be long-term if the participant held the stock for more than one year after the vesting date and otherwise will be short-term.

Restricted Stock Units.  A participant will not recognize income upon the grant of a RSU award. Upon receipt of shares of Common Stock issued when the RSUs vest, the participant will recognize ordinary income in an amount equal to the fair market value of the shares. Upon the subsequent disposal of the shares received pursuant to a RSU award, the participant will recognize capital gain or loss, as the case may be, in the amount of the difference between the price received in exchange for the shares and the fair market value of the shares at the time the participant received them. The gain or loss will be long-term capital gain if more than one year has passed since the participant received the shares.

Stock Appreciation Rights, Performance Share Awards and Other Stock-Based Awards.  The tax consequences associated with any other stock-based award granted under the 1996 Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying Common Stock.

Tax Consequences to Us.  There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code of 1986.

The affirmative vote of the holders of a majority of the shares present or represented and voting on the matter, is necessary to approve the amendment and restatement of the 1996 Plan. Abstentions and broker non-votes will not be included in calculating the number of shares voting on the proposal.

Our Board of Directors recommends that you vote FOR the proposal to approve the amendment and restatement of the Amended and Restated 1996 Stock Option Plan.

Proposal Three: Ratification of Appointment of Independent Registered Public Accounting Firm

Under rules of the Securities and Exchange Commission, or SEC, and the Nasdaq Stock Market, appointment of our independent registered public accountants is the direct responsibility of our Audit Committee. Although ratification of this appointment by our stockholders is not required by law, our Board of Directors believes that seeking stockholder ratification is a good practice, which provides stockholders an avenue to express their views on this important matter.

Our Audit Committee has reappointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010. Our Board of Directors recommends that stockholders vote to ratify the appointment. If this proposal is not approved by our stockholders, our Audit Committee will reconsider its selection of Ernst & Young, although it may elect to continue to retain Ernst & Young. In any case, our Audit Committee may, in its discretion, appoint new independent registered public accountants at any time during the year if it believes that such change would be in the best interests of our company and our stockholders.

Representatives of Ernst & Young are expected to be present at the 2010 Annual Meeting of Stockholders to make any desired statements or to respond to appropriate questions.

The affirmative vote of the holders of a majority of shares present or represented and voting on the matter, is necessary to ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2010. Abstentions and broker non-votes will not be included in calculating the number of shares voting on this proposal.

Our Board of Directors recommends that you vote FOR the proposal to ratify the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010.

Other Matters

Our board is not aware of any other matters that are expected to come before the meeting other than those referred to in this proxy statement. If any other matter should properly come before the meeting, the persons named in the accompanying proxy card intend to vote the proxies in accordance with their best judgment.

Submission for Future Stockholder Proposals

Proposals for Inclusion in the Proxy Statement for the 2011 Annual Meeting of Stockholders

If a stockholder intends to submit a proposal for inclusion in the proxy statement for the 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”), the stockholder must follow the procedures outlined in Rule 14a-8 of the Securities and Exchange Act of 1934. To be eligible for inclusion in the proxy statement for the 2011 Annual Meeting, the stockholder must submit a proposal in writing to our Secretary at One Main Street, Cambridge, Massachusetts 02142, no later than December 15, 2010.

Proposals for Consideration at the 2011 Annual Meeting

If a stockholder wishes to present a proposal before the 2011 Annual Meeting, but does not wish to have the proposal considered for inclusion in the proxy statement, the stockholder must submit a proposal in writing to our Secretary at the address specified above, not less than sixty days nor more than ninety days before the meeting, pursuant to our by-laws.

We have yet to set a date for our 2011 Annual Meeting. However, assuming that the 2011 Annual Meeting were to be held on May 24, 2011, the deadline for receipt of a stockholder proposal would be March 25, 2011. If a stockholder submits a proposal in compliance with our by-laws, but after the deadline for inclusion in the proxy statement, we may include or exclude the proposal from our proxy statement for the 2011 Annual Meeting, at our discretion.

INFORMATION ABOUT
OUR DIRECTORS AND EXECUTIVE OFFICERS

Background Information about Directors Continuing in Office

Under our by-laws, our Board of Directors has the authority to fix the number of directors, and our board is divided into three classes serving for staggered three-year terms. We currently have eight directors: three Class II directors whose terms will expire at our upcoming 2010 Annual Meeting of Stockholders, three Class III directors whose terms will expire at our 2011 Annual Meeting of Stockholders, and two Class I directors whose terms will expire at our 2012 Annual Meeting of Stockholders. Brief biographies of our Class I and Class III directors, each of whom will be continuing in office after the 2010 Annual Meeting of Stockholders follow.

Class I Directors

John R. Held	Mr. Held has been a director since July 2002. For approximately seven years, Mr. Held served as both the President and Chief Executive Officer of Chipcom, Inc. He also served in a variety of management positions during his 14-year tenure at Genrad, Inc. Mr. Held is also a director of BNS Holding, Inc. We believe that Mr. Held’s qualifications to sit on our Board of Directors include his experience as Chief Executive Officer of technology organizations, combined with his operational, corporate governance and compensation experience. Mr. Held is 70 years old.

Phyllis S. Swersky	Ms. Swersky has been a director since May 2000. Since 1995, she has been President of The Meltech Group which provides a broad range of business advisory services to Chief Executive Officers and executive management teams of rapidly growing businesses. We believe that Ms. Swersky is qualified to sit on our Board of Directors because she has served in various executive management positions in companies of varying sizes in the computer software and services industries, including roles as Chief Financial Officer, Chief Operating Officer, and Chief Executive Officer. Ms. Swersky also has valuable experience through her current service as a director of venture backed and non-profit companies. Ms. Swersky is 57 years old.

Class III Directors

Michael A. Brochu	Mr. Brochu has served as a director since November 2004, when he was added to our board in connection with our acquisition of Primus Knowledge Solutions, Inc. From November 1997 until our acquisition of Primus in November 2004, Mr. Brochu served as the President, Chief Executive Officer, and Chairman of the Board of Primus. Beginning in December 2003, Mr. Brochu served as a director of Loudeye Corp., and beginning in February 2005, Mr. Brochu served as President and Chief Executive Officer of Loudeye Corp. In October 2006, Loudeye Corp. was acquired by Nokia Corp. and Mr. Brochu left Nokia Corp. in December 2006. Since June 2007, Mr. Brochu has been President, Chief Executive Officer, and a director of Global Market Insite, Inc. We believe that Mr. Brochu’s qualifications to sit on our Board of Directors include his experience as a Chief Executive Officer of several technology organizations, combined with his operations, corporate governance and compensation experience. Mr. Brochu is 56 years old.

Robert D. Burke	Mr. Burke has served as a director, our Chief Executive Officer and President since December 2002. From November 2000 through November 2002,

Mr. Burke served as Chief Executive Officer of Quidnunc Group Ltd., a customer solutions and services company. From June 1999 through October 2000, Mr. Burke served as President, Worldwide Services Division of ePresence, Inc., formerly Banyan Systems, Inc., an online security and identity management company. We believe Mr. Burke’s qualifications to sit on our Board of Directors include his thirty-four years of industry experience, including twenty-one years at Digital Equipment Corporation, where he headed up a billion-dollar systems integration business with operations in over 45 countries. Mr. Burke is 55 years old.

Mary E. Makela	Ms. Makela has served as a director since July 2002. Since 1994, Ms. Makela has provided management consulting services to Chief Executive Officers, and has served as director for various for profit and non-profit companies. Ms. Makela formerly served as President of Cognos Corporation and President and Chief Executive Officer of IMC Systems. We believe Ms. Makela’s qualifications to sit on our Board of Directors include seventeen years of experience at IBM, her experience as President and Chief Executive Officer of technology companies, and her extensive management consulting experience. Ms. Makela is 67 years old.

Information about Executive Officers

Our executive officers are elected by our Board of Directors. Brief biographies of our current executive officers follow.

Robert D. Burke	Mr. Burke serves as Chief Executive Officer and President. You will find background information about Mr. Burke above under “Background Information about Directors Continuing in Office, Class III Directors.”

Julie M.B. Bradley	Ms. Bradley has been Senior Vice President, Chief Financial Officer, Treasurer, and Secretary since July 2005. From April 2000 to June 2005, Ms. Bradley was employed by Akamai Technologies, Inc., a service provider for accelerating content and business processes online, most recently as its Vice President of Finance. From January 1993 to April 2000, Ms. Bradley was an accountant at Deloitte & Touche LLP. Ms. Bradley is 41 years old.

Barry E. Clark	Mr. Clark has been Senior Vice President of Worldwide Sales since February 2004. From February 2002 to February 2004, Mr. Clark was President of SchoolKidz, Inc., a packaged school supply retailer. From October 1998 to December 2001, Mr. Clark was Division President of Domino Amjet, Inc., a company that offers coding and printing solutions using ink jet and laser technologies. Mr. Clark is 53 years old.

Louis R. Frio Jr.	Mr. Frio has been Senior Vice President of Services since July 2006. From June 2004 to June 2006, Mr. Frio was Managing Partner at Unisys Corporation where he oversaw the integration of the security and identity access management division of ePresence, Inc., formerly Banyan Systems, Inc., following its acquisition by Unisys in 2004. From 1994 to 2004, Mr. Frio served in a variety of positions at ePresence, including Vice President, Consulting — North America; Vice President, Managed Services; and Director, Worldwide Support Services. Mr. Frio is 48 years old.

David L. McEvoy	Mr. McEvoy has been Senior Vice President and General Counsel since April 2010. From September 2005 to March 2010, Mr. McEvoy served as our Vice President and General Counsel. From August 2002 to August 2005 Mr. McEvoy was a partner and Group General Counsel of Gores Technology Group, a Los

Angeles-based private equity firm. Mr. McEvoy previously served as Senior Vice President and General Counsel of VeriFone, Inc. and Senior Vice President and General Counsel of the Learning Company/Broderbund, Inc.; and as an associate attorney at Powers and Hall P.C. and Hutchins and Wheeler. Mr. McEvoy is 52 years old.

Nancy P. McIntyre	Ms. McIntyre has been Senior Vice President and Chief Marketing Officer since February 2009. From January 2006 through December 2008, Ms. McIntyre was Senior Vice President of Marketing at Authoria, Inc., a talent management software company. From August 2004 to December 2005, Ms. McIntyre served as an independent marketing and strategy consultant. From January 2003 through August 2004, Ms. McIntyre was the Vice President of Marketing at Kubi Software, a collaboration and email application software company. From March 1999 through December 2002, Ms. McIntyre was Executive Vice President of Worldwide Marketing and Strategic Alliances at Centive, Inc., a company that created on-demand sales compensation management solutions. Ms. McIntyre is 54 years old.

Patricia O’Neill	Ms. O’Neill has been Senior Vice President Human Resources since January 2004. From May 2000 to January 2004, Ms. O’Neill served as our Vice President Human Resources. From April 1995 to February 2000, Ms. O’Neill was the Vice President Human Resources of The Shareholder’s Services Group, a division of First Data Corporation. Ms. O’Neill is 61 years old.

Andrew M. Reynolds	Mr. Reynolds has been Senior Vice President of Corporate Development since July 2007. From September 2002 to June 2007, Mr. Reynolds was Vice President of Corporate Development at Hyperion Solutions Corp., a provider of business performance management solutions. From December 1999 to February 2002, Mr. Reynolds was Director of Corporate Strategy at CMGI, Inc., a technology holding company and venture capital firm. Mr. Reynolds is 42 years old.

Kenneth Z. Volpe	Mr. Volpe has been Senior Vice President, Products and Technology since September 2004. From November 2003 to September 2004, Mr. Volpe served as our Vice President and General Manager, Platform Products. From June 1999 to November 2003, Mr. Volpe served as our Vice President, Product Management, and from September 1998 to June 1999, Mr. Volpe served as our Director, Product Management. Mr. Volpe is 44 years old.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our stockholders. During the past few years, under the leadership of our Nominating and Governance Committee, we have continued to review our corporate governance policies and practices, comparing them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review the provisions of the Sarbanes-Oxley Act of 2002, new and proposed rules of the SEC and the listing standards of the Nasdaq Stock Market.

Board and Committee Meetings

The Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The board’s primary responsibility is to oversee our management and, in so doing, serve the best interests of the Company and our stockholders. The board selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Management keeps the directors informed of our activities through regular written reports and presentations at board and committee meetings.

Our board met in person or via teleconference nine times in 2009. During 2009, each director attended at least 92% of the total number of meetings held by the board and the committees of the board on which he or she served at the time of such meeting. The board has established three standing committees — Audit, Compensation, and Nominating and Governance — each of which operates under a charter that has been approved by the board. Current copies of each committee’s charter are posted on the “Investors — Corporate Governance — Committee Charters” section of our website, www.atg.com. This includes our Compensation Committee Charter, which was amended on July 21, 2009.

Other than Robert Burke, all of our directors are independent directors under the rules of the Nasdaq Stock Market. The board has determined that each member of the board’s Audit Committee, Compensation Committee and Nominating and Governance Committee meet the independence requirements of the Nasdaq Stock Market for membership on the committees on which he or she serves.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, evaluating, approving the compensation of, and assessing the independence of, our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, which includes the receipt and consideration of certain reports from our independent registered public accounting firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal controls over financial reporting and disclosure controls and procedures;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	risk management, with particular emphasis on financial issues;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the Audit Committee report required by SEC rules (which is included in this proxy statement under the heading “Audit Committee Report”).

The Audit Committee met in person or via teleconference eight times during 2009. The current Audit Committee members are Mr. Elsbree, Ms. Makela and Mr. Regis, with Mr. Elsbree serving as the Chair of the committee. The Board of Directors has determined that each of Messrs. Elsbree and Regis is an “audit committee financial expert” as defined by SEC rules.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	annually reviewing and approving general compensation strategy and policy as well as corporate goals and objectives relevant to Chief Executive Officer compensation;

•	making recommendations to the board with respect to the Chief Executive Officer’s compensation;

•	reviewing and approving the compensation of our other executive officers;

•	overseeing and administering our stock option, stock incentive, employee stock purchase and other equity-based plans, as well as periodically reviewing all cash and equity incentive plans;

•	creating succession and development plans for executives;

•	reviewing and making recommendations to the board with respect to director compensation;

•	preparing the Compensation Committee report required by SEC rules (which is included in this proxy statement under the heading “Compensation Committee Report”); and

•	preparing the Compensation Discussion and Analysis required by SEC rules (which is included in this proxy statement under the heading “COMPENSATION OF OUR EXECUTIVE OFFICERS AND DIRECTORS”);

The Compensation Committee met eight times during 2009. The current members of the Compensation Committee are Mr. Brochu, Mr. Held, Ms. Makela and Ms. Swersky, with Ms. Makela serving as the Chair of the committee.

Nominating and Governance Committee

The Nominating and Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending to the board the persons to be nominated for election as directors;

•	recommending directors for each committee of the board;

•	developing and recommending to the board corporate governance principles;

•	reviewing our compliance programs; and

•	overseeing the evaluation of the board and its committees.

The Nominating and Governance Committee met six times during 2009. The Nominating and Governance Committee’s current members are Mr. Held, Ms. Lang and Ms. Swersky, with Ms. Swersky serving as the Chair of the committee.

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chairman of the Board of Directors in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer, sets the agenda for board meetings and presides over meetings of the full board and executive sessions of our non-employee directors.

Board Role in Risk Oversight

The board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant board committees that report on their deliberations to the board. The oversight responsibility of the board and its committees is enabled by management reporting processes that are designed to provide information to the board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. We believe that our board’s ability to discharge its risk oversight is enhanced by of our separation of the roles of Chief Executive Officer and Chairman of the Board.

The board and its committees oversee risks associated with their respective principal areas of focus, as summarized below.

Board/Committee	Primary Areas of Risk Oversight

Full Board of Directors	Strategic, financial and execution risks and exposures associated with the annual operating plan, and five-year strategic plan; litigation and regulatory exposures and other current matters that may present material risk to our operations, plans, prospects or reputation; and acquisitions and divestitures.
Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.
Compensation Committee	Risks and exposures associated with executive compensation programs and arrangements, including incentive plans; and senior management succession planning.
Nominating and Governance Committee	Risks and exposures relating to our corporate governance and legal compliance programs; and director succession planning.

Director Candidates

The process that the Nominating and Governance Committee follows to identify and evaluate director candidates includes requests to members of the Board of Directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Governance Committee and the board. In addition, the Nominating and Governance Committee is authorized to retain, and has from time to time retained, the services of a search firm to help identify and evaluate potential director candidates.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the Nominating and Governance Committee will apply the written criteria established by the board. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

The committee considers diversity, which it views broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race or gender, as one of a number of factors in identifying nominees for director. The committee has not adopted any formal policy, guidelines or procedures with respect to the consideration of diversity in the nominating process.

Stockholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates. Stockholders may do so by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our Common Stock for at least a year as of the date such recommendation is made, to Nominating and Governance Committee, c/o Secretary, Art Technology Group, Inc., One Main Street, Cambridge, Massachusetts 02142. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Stockholder Communications and Annual Meeting Attendance

The Board of Directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances (or as contemplated by committee charters) and subject to any required assistance or advice, the Chair of the Nominating and Governance Committee is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the other directors as she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chair of the Nominating and Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs or personal grievances, or matters as to which we have received repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to Chair of the Nominating and Governance Committee, c/o Secretary, Art Technology Group, Inc., One Main Street, Cambridge, Massachusetts 02142.

All directors who were members of the Board of Directors at the time of our 2009 Annual Meeting of Stockholders attended the annual meeting. To the extent reasonably practicable, directors are expected to attend our annual meeting of stockholders.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller. Our Code of Business Conduct and Ethics is posted on the “Investors — Corporate Governance — Conduct” section of our website, www.atg.com, and a copy is available without charge upon request to Secretary, Art Technology Group, Inc., One Main Street, Cambridge, Massachusetts 02142.

We will post information about any amendments to, or waivers from, the Code of Business Conduct and Ethics on the “Investors — Corporate Governance — Conduct” section of our website, www.atg.com.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2009 about the securities authorized for issuance under our equity compensation plans, consisting of the 1996 Plan, the Primus Plan, the ESPP Plan, and the Outside Director Plan, under which we currently issue awards, and our Primus 1999 Non-Officer Stock Option Plan (the “1999 Non-Officer Plan”), under which we do not currently issue awards.

Equity Compensation Plan Information

	(a)	(b)	(c)
	Number of shares		Number of shares
	to be issued upon		remaining available for
	exercise of	Weighted-average	future issuance under
	outstanding	exercise price of	equity compensation plans
	options, warrants	outstanding options,	(excluding shares
Plan category	and rights	warrants and rights(2)	reflected in column (a))(3)

Equity compensation plans approved by stockholders	18,183,789	$2.83	6,491,901
Equity compensation plans not approved by stockholders(1)	231,873	0.69	—
Total	18,415,662	2.81	6,491,901

(1)	Consists of the 1999 Non-Officer Plan, which was assumed as part of our acquisition of Primus Knowledge Solutions, Inc. and was not approved by Primus stockholders. The 1999 Non-Officer Plan provides for the grant of non-qualified stock options, restricted stock awards and other stock-based awards. The exercise price for options under the plan shall not be less than eighty five percent of the fair market value of the common stock on the grant date, and the term of any such option shall not exceed ten years. Since our acquisition of Primus, we have made no awards under this plan, and we do not intend to do so in the future.

(2)	Represents the weighted average exercise price of outstanding options to purchase 13,003,362 shares and excludes outstanding RSUs to purchase 5,412,400 shares because they do not have an exercise price.

(3)	Gives effect to the current 1.24 fungibility ratio.

Audit Committee Report

The Audit Committee reviewed the audited financial statements as of, and for the year ended, December 31, 2009 and discussed these financial statements with management. The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61, Communication with Audit Committees, or SAS 61, with Ernst & Young LLP, our independent registered public accounting firm for 2009. SAS 61 requires Ernst & Young to discuss with our Audit Committee, among other things, the following:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements, of which there were none, with management about financial accounting and reporting matters and audit procedures.

Ernst & Young also provided the Audit Committee with the written disclosures and the letter required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. This Rule requires auditors annually to disclose in writing all relationships that in the auditors’ professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. In addition, the Audit

Committee discussed with Ernst & Young the independence of Ernst & Young from us, and considered whether Ernst & Young’s provision of other, non-audit related services, which are described below under “Independent Registered Public Accounting Firm’s Fees,” is compatible with maintaining such independence.

Based on its discussions with management and Ernst & Young, and its review of the representations and information provided by management and Ernst & Young, the Audit Committee recommended to the board that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2009.

Audit Committee

David B. Elsbree, Chair
Mary E. Makela
Daniel C. Regis

Principal Accountant Fees and Services

Our Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2010. Ernst & Young has served as our independent registered public accounting firm since 2002. We expect that representatives of Ernst & Young will be present at the annual meeting to answer appropriate questions. They will have the opportunity to make a statement if they desire to do so.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the aggregate fees billed for services rendered by Ernst & Young, our independent registered public accounting firm, for the years ended December 31, 2009 and 2008:

Fee Category	2009	2008

Audit fees	$1,179,500	$1,225,790
Audit-related fees	—	1,500
Tax fees	31,367	52,600

Total fees	$1,210,867	$1,279,890

Audit fees.  Audit fees relate to professional services rendered in connection with Ernst & Young’s audit of our consolidated financial statements and Ernst & Young’s audit of the effectiveness of our internal control over financial reporting, review of the interim financial statements included in our quarterly reports on Form 10-Q, international statutory audits, regulatory filings, including registration statements, and accounting consultations that relate to the audited financial statements and are necessary to comply with United States generally accepted accounting principles.

Audit-related fees.  Audit-related fees are for assurance and related services.

Tax fees.  Tax fees are for professional services related to tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation and review of original and amended tax returns, claims for refunds and tax payment-planning services, accounted for $13,867 of the total tax fees paid for in 2009 and $20,960 of the total tax fees paid for in 2008. Tax advice and tax planning services relate to transfer pricing studies and miscellaneous items.

Pre-Approval Policy and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies generally provide that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next twelve months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

COMPENSATION OF OUR EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

This compensation discussion and analysis summarizes our executive compensation programs and describes the material factors underlying the decisions which resulted in the compensation awarded for 2009 to our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers who served during 2009, whom we refer to as our “Named Executive Officers,” who are as follows:

•	Robert D. Burke, President and Chief Executive Officer;

•	Julie M.B. Bradley, Senior Vice President, Chief Financial Officer, Treasurer and Secretary;

•	Barry E. Clark, Senior Vice President of Worldwide Sales;

•	Lou Frio, Senior Vice President of Services; and

•	Kenneth Z. Volpe, Senior Vice President of Products and Technology.

Role of Management and the Compensation Committee

The Compensation Committee of the board is responsible for reviewing and approving our compensation strategy and policy as well as corporate goals and objectives relevant to executive officer compensation. In 2009, the Compensation Committee met eight times. Generally, our Chief Executive Officer and our Senior Vice President of Human Resources review internal compensation data and prepare recommendations for the Compensation Committee related to cash and equity compensation for our executive officers (other than for our Chief Executive Officer) as well as for the overall employee population. In 2009, the Compensation Committee also received advice and data from its outside compensation advisor, Towers Watson. In addition, the Company purchased compensation survey data from Culpepper and Associates to assist in the compensation analysis. The Compensation Committee and our Chief Executive Officer and our Senior Vice President of Human Resources meet to discuss management’s recommendations and specific compensation issues. The Compensation Committee also meets in executive sessions without management. Final decisions on compensation matters are then made by the Compensation Committee or, in the case of decisions relating to the compensation of our Chief Executive Officer, recommended by the Compensation Committee to, and approved by, the Board of Directors.

Overview and Compensation Philosophy

The Compensation Committee seeks to achieve the following goals with our executive compensation program: to attract, motivate and retain key executives and to reward executives for value creation. By developing a compensation program that is responsive to the competitive market pressures in the software industry and by rewarding executive performance that creates shareholder value, the Compensation Committee seeks to foster a performance-oriented environment that is attractive to top executive talent.

Our compensation approach includes the following elements: base salary; variable compensation in the form of cash incentive compensation and equity incentive compensation (collectively, “Variable Compensation”); employee benefits; and change in control arrangements. We consider base salary and Variable Compensation, (collectively, “Total Direct Compensation”) to be the most important elements. The Compensation Committee seeks to achieve the following objectives with each element of Total Direct Compensation:

•	Base salary. We aim to attract and retain talented executives by setting competitive base salaries that properly recognize an executive’s role and responsibilities. Base salary as an element of compensation contributes to our general approach by providing a market rate of income during the year, while recognizing that significant portions of total compensation will be contingent on performance.

•	Cash incentive compensation. We use cash incentives to reward short-term performance that contributes to the creation of shareholder value. Typically, cash incentives are earned if we achieve certain pre-determined company performance goals and if the executive achieves individual performance objectives and remains an employee during the applicable performance period. Cash incentive compensation contributes to our general approach and supports our value creation philosophy by tying a core element of compensation to our financial results and individual achievement in areas that we consider important to ATG’s financial and operational performance.

•	Equity incentive compensation. We believe equity incentives help align our executive team with the interests of stockholders and enhance our ability to retain an experienced team. Equity incentives are typically awarded upon hire and then annually as part of our compensation program. Equity incentives may be time-based or performance-based, as further described in Equity Incentive Compensation, below. Equity incentives contribute to our general approach by facilitating our objectives to compete in the marketplace, to retain employees and to reward both short-term and long-term performance.

The following chart summarizes the compensation definitions established in this Compensation Discussion and Analysis:

Compensation Elements
		Cash incentive	Equity incentive
	Base Salary	compensation	compensation

Variable Compensation		x	x
Total Direct Compensation	x	x	x
Total Cash Compensation	x	x

A significant portion of our Total Direct Compensation consists of Variable Compensation, which is tied to performance. From a competitive positioning standpoint, the Compensation Committee has attempted to set Variable Compensation at levels that would compensate our executive officers at approximately the 60th to 65th percentile relative to our peer group if both corporate and individual performance goals are met, taking into account all elements of Total Direct Compensation. Management also reviews each executive’s aggregate compensation at the end of each year, tallying base salary, cash incentives earned, the fair value of equity incentives awarded and the fair value of any change of control arrangements. This data is provided to the Compensation Committee early in the process of its review of annual compensation strategy.

As part of its annual evaluation of the executive compensation program, the Compensation Committee reviews the total compensation mix and the mix of performance measures for each executive officer. In 2009, an average of approximately 69% of the Total Direct Compensation for our Named Executive Officers was delivered through Variable Compensation. The average Variable Compensation was comprised of 27% in cash incentives and 73% in equity incentives. For our Chief Executive Officer, approximately 74% of his total compensation was delivered through Variable Compensation. His total Variable Compensation was comprised of 25% in cash incentives and 75% in equity incentives, which is reflective of his overall responsibility for execution of our strategy and creation of long-term shareholder value. In general, an executive with direct responsibility for revenue-generating operations, such as our Senior Vice President of Worldwide Sales, receives a higher percentage of his or her total compensation in the form of annual cash incentive compensation in comparison to our other Named Executive Officers.

Executive Compensation Consultant and Benchmarking

The Compensation Committee considers market data as part of its process in reviewing and approving our executive compensation program. In February 2009, Towers Watson provided the Compensation Committee with a competitive review and analysis of the Total Direct Compensation paid to our executives. Towers Watson benchmarked base salary plus cash incentive compensation (collectively, “Total Cash Compensation”), and Total Direct Compensation, against two sets of peer data. Towers Watson and the Compensation Committee utilize and analyze two data sets because while the 2009 Executive Peer Group, defined below, contains proxy data published for the top five most highly compensated employees in various companies, the position-specific responsibilities of the top five most highly compensated employees are not always comparable at different companies. Direct comparison of executives with analogous responsibilities provides additional valuable compensation information because it accounts for the unique nature of each role. For this reason, the data from the 2009 Executive Peer Group, defined below, was considered in conjunction with the 2009 Survey Group, also defined below.

The 2009 Executive Peer Group included compensation information for the top five most highly compensated executives for a peer group of seventeen companies gathered from publicly available SEC filings. The 2009 peer group, which we refer to as the “2009 Executive Peer Group”, consisted of: Ariba, Inc., BroadVision, Inc., Chordiant Software, Inc., Convera, Inc., Digital River, Inc., GSI Commerce, Inc., Interwoven, Inc., LivePerson, Inc., Omniture, Inc., PAR Technology Corp., Perficient, Inc., Progress Software Corp., RightNow Technologies, Inc., Saba Software, Inc., Selectica, Inc., Ultimate Software Group, Inc., and Vignette Corporation. Our Chief Executive Officer, our Compensation Committee and Towers Watson selected companies to include in the 2009 Executive Peer Group that are comparable in terms of revenue and numbers of employees and that are representative of the types of software companies with which we compete for executive talent. The second data set was aggregated from three published surveys that focused on position-

specific data for the broader software industry/sector, including the 2008 Culpepper Software Industry Survey, the 2008 Radford High-Technology Survey and the 2008 Towers Perrin Executive Compensation Survey, which we refer to as the “2009 Survey Group.”

In analyzing the information gathered from the 2009 Executive Peer Group, Towers Watson provided the Compensation Committee with information on the overall competitiveness of our executive compensation for our top five highest paid employees. In analyzing the information gathered from the 2009 Survey Group, Towers Watson provided the Compensation Committee with information that benchmarked the elements of Total Direct Compensation paid to our executives when each executive officer’s role is analyzed based on his or her position and key duties.

Towers Watson concluded that the Total Cash Compensation levels of our executives fell generally between the 50th and 75th percentile when compared to the 2009 Survey Group. Towers Watson also concluded that our Total Direct Compensation (assuming that any performance objectives specified in performance-based awards were achieved) was generally highly competitive with the companies included in the 2009 Survey Group, ranking in the 75th percentile or more, depending on position. When compared to the 2009 Executive Peer Group, which aligned executives based on pay rank and not by role or key duties, the Total Cash Compensation of our executives was generally consistent with the median. Similarly, when compared to the 2009 Executive Peer Group, the Total Direct Compensation of a majority of our executives, other than our Chief Executive Officer, generally fell between the 25th percentile and the median.

The Compensation Committee used this benchmarking data to evaluate the competitiveness of our compensation plans for our company executives and to assist us in reviewing our executives appropriately. The attraction and retention of top executive talent are primary goals for our compensation policy. We believe this benchmarking data helps us to balance our need to compete for talent with the need to maintain a reasonable and responsible cost structure. Other than Towers Watson, we have not retained any compensation consultant to review our policies and procedures relating to executive compensation. We expect that our Compensation Committee will continue to engage either Towers Watson or another compensation consulting firm to provide advice as to executive compensation. Besides benchmarking surveys used in connection with compensation of our European employees, Towers Watson provides no other services for us. In 2009, Towers Watson received fees of less than $120,000. All services provided by Towers Watson are approved in advance by the Compensation Committee chair.

Total Direct Compensation

Base Salaries

For 2009, our cash compensation consisted of base salary and cash incentive compensation. The Compensation Committee’s market analysis, including a review of the 2009 Executive Peer Group and the 2009 Survey Group data, is one of the determinants of cash compensation for our executives. One goal of the Compensation Committee is to fix base salaries on a basis generally in line with base salary levels for comparable companies. The Compensation Committee sets, or, in the case of our Chief Executive Officer, recommends to the board, base salary levels for executive officers each year based on a number of factors, including: the status of the competitive marketplace for such positions, a comparison of base salaries for comparable positions at comparable companies within the enterprise software industry (as well as within the 2009 Executive Peer Group and the 2009 Survey Group), the scope and responsibilities associated with the position, and the previous experience and knowledge of the individual.

As was the case for other software companies, the impact of the global recession made 2009 a challenging year for our company. Accordingly, our Compensation Committee concluded that base salaries for 2009 would remain unchanged across the Company, including the executive team. As the economic climate improves, we will carefully consider adjustments to base salaries.

Variable Compensation

On March 24, 2009, our Compensation Committee recommended, and our Board of Directors adopted, the 2009 Executive Management Cash Compensation Plan (the “2009 Compensation Plan”) that is designed to reward our executives for superior performance. The 2009 Compensation Plan established criteria for awarding annual cash incentive compensation for fiscal year 2009 to our executive officers. Target annual cash incentive compensation ranged from approximately 43% to 130% of the base salaries of our Named Executive Officers (with a mean of 69%) and was determined based on, among other factors, position, individual compensation mix, and market benchmarks.

Under the 2009 Compensation Plan, a specified portion of each executive’s annual cash incentive compensation target was dependent on our adjusted revenue and adjusted operating profit for 2009, and the balance was dependent on the achievement of individual quantitative and qualitative goals specific to each executive. Our executive officers were not eligible to receive any portion of the target compensation unless we achieved more than 50% of our adjusted operating profit goal for 2009. However, irrespective of our adjusted operating profit goal, our Senior Vice President of Worldwide Sales and Senior Vice President of Services were eligible to receive quarterly cash incentives based on revenue-related metrics set forth in their plans.

The corporate and individual performance goals that were quantitative in nature included the following:

Performance Metric	Definition

Corporate goals (applicable to all executive officers):
Adjusted Revenue	GAAP revenue, less GAAP license revenue plus non-GAAP product license bookings. Product license bookings are defined as the sale of perpetual software licenses.
Adjusted Operating Profit	GAAP operating profit, less GAAP revenue plus Adjusted Revenue, as defined above, plus stock-based compensation expense.
Individual goals (applicable to specified executive officers):
On Demand Bookings	The value of new committed monthly recurring revenue for the On Demand line of business.
Optimization Services Bookings	The value of new committed monthly recurring revenue for the Optimization Services line of business.
Optimization Services Revenue	GAAP revenue for the Optimization Services line of business.
Customer Service and Support Revenue	GAAP revenue for the Customer Service and Support line of business.
Worldwide Professional Services, Education and OnDemand Revenue	GAAP revenue for the Professional Services, Education, and OnDemand lines of business.
Worldwide Professional Services, Education and OnDemand Margin	GAAP Gross Margin for the Professional Services, Education, and OnDemand lines of business.
Gross Services Margin	GAAP Gross Services Margin.
Cash Management	Effective management of cash as evidenced by cash flow from operations, percent of Accounts Receivable less than 60 days old and Days Sales Outstanding.
Employee Satisfaction	The annual voluntary attrition rate against the prior year’s target.

Goals that were established for each executive were tailored to such executives’ roles and responsibilities, and included individual qualitative objectives. These quantitative and qualitative performance goals were weighted differently for each executive and tied directly to the areas over which the executive has functional responsibility. For example, our Chief Executive Officer had targets in three discrete areas (40% for ATG Adjusted Revenue, 40% for ATG Adjusted Operating Profit and 20% for individual goals). Individual goals, or “MBOs,” are used to tie a portion of short term incentives to goals that can change from year to year depending on the needs of the Company. For example, our Chief Financial Officer was given the MBO to analyze and distribute benchmarking statistics for peer companies on a quarterly basis. Our Senior Vice President of

Marketing was given the MBO to deliver a strategic plan with customer and analyst input within a designated time frame. Our Senior Vice President of Business Development was given the MBOs to grow the optimization services ecosystem, to educate a target list of existing customers, and to create a designated number of optimization services reseller partnerships to test the viability of the channel.

All cash incentive payouts in 2009 were based on our achieving an initial performance threshold of 50% of the Adjusted Operating Profit target for the year. Once this threshold is met, the achievement for each executive’s set of performance metrics, (e.g., Revenue, Cash Management, percentage of Professional Services Margin) was measured against payout tables which define a minimum level of performance for each metric, and a maximum payout percentage. The minimum thresholds and maximum payouts differ based on the criteria, but all represent achievement to payout ratios that are less than linear under 100% performance and greater than linear for over 100% performance. For example, if achievement of our target 2009 revenue was less than 80% (the minimum threshold for revenue) there would be no cash incentive payout. If achievement were 90% of our target 2009 revenue, the payout would be 85%, and if achievement were 108% of our target 2009 revenue, the payout for this criterion would be 116%.

The following table summarizes the Total Cash Compensation each Named Executive Officer earned in 2009:

				Percentage of
				Target
		Target	Actual	Variable	Elements of
		Variable	Variable	Incentive	Variable
		Incentive	Incentive	Compensation	Incentive
	Base Salary	Compensation	Compensation	Achieved	Compensation and
2009	($)	($)	($)	(%)	Weighting

Robert D. Burke	$400,000	$300,000	$300,000	100%	• Adjusted Operating Profit (40)%
					• Adjusted Revenue (40)%
					• Management By Objective Goals (20)%

Julie M.B. Bradley	250,000	120,000	117,000	98	• Adjusted Operating Profit (30)%
					• Adjusted Revenue (30)%
					• Cash Management (20)%
					• Management By Objective Goals (20)%

Barry E. Clark	230,000	300,000	286,200	95	• Adjusted Operating Profit (Annually) (100)%
					• Adjusted Revenue (Quarterly) (40)%
					• Bookings (consisting of (i) Worldwide License and OnDemand Bookings and (ii) Optimization Services Bookings for EMEA) (Quarterly) (60)%

Lou Frio	230,000	100,000	114,750	115	• Adjusted Operating Profit (Annually) (100)%
					• Adjusted Revenue for all of ATG (only Q4) (25)%
					• Adjusted Revenue for Optimization Services (Q1, Q2, Q3) (25)%
					• Margins (Worldwide Professional Services/Education/Hosting)
					• Revenue (Customer Support Services) (25)%
					• Revenue (Worldwide Professional Services/Education/OnDemand) (25)%

Kenneth Z. Volpe	250,000	120,000	119,160	99	• Adjusted Operating Profit (35)%
					• Adjusted Revenue (35)%
					• Management by Objective Goals (30)%

The final payout amount to our executive officers, except to our Chief Executive Officer, was approved by the Compensation Committee, including payout of any amounts over 100% of target and partial payments when targets were partially achieved. The final payout to our Chief Executive Officer was approved by the board upon the recommendation of the Compensation Committee.

For fiscal 2009, cash incentive compensation was paid to each Named Executive Officer. Our Named Executive Officers, other than our Chief Executive Officer, earned an aggregate of $637,110 in cash incentive compensation under the 2009 Compensation Plan, as set forth in the “Summary Compensation Table” on page 33, which amounted in aggregate to approximately 99.6% of their aggregate target incentive amount for 2009, based on the Company’s and the executives’ performance relative to the Company’s and the executives’ goals for 2009. Our Chief Executive Officer earned an aggregate of $300,000 in cash incentive compensation, or 100% of his target cash incentive, for 2009.

In addition to salary and participation in the 2009 Compensation Plan, the Compensation Committee has the discretion to respond to market pressures on the one hand, or superior performance on the other, by awarding appropriate cash bonuses. For example, in 2009 the Compensation Committee awarded Mr. Clark and Mr. Frio $50,000 and $20,000, respectively, as one-time cash bonuses, in addition to the incentive compensation to which they were entitled under our 2008 Executive Management Compensation Plan. These one-time cash bonuses were awarded in connection with Mr. Clark’s and Mr. Frio’s respective performance related to our outstanding business results in 2008.

Equity Incentive Compensation

Objectives

We use equity compensation to motivate and reward strong corporate performance and to retain valued executives. We also use equity incentive awards as a means to attract and recruit qualified executives. We believe that equity awards serve to align the interests of our executives with those of our stockholders by rewarding them for stock price growth. By having a significant percentage of the named executive officer’s total target compensation payable in the form of equity that is subject to higher risk than cash compensation, and the value of which is dependent on our stock price, our executives are motivated to align themselves with our stockholders by taking actions that will benefit us and our stockholders in the long-term. In 2009, the percentage of our Named Executive Officers’ Total Direct Compensation that was attributable to long-term equity based awards ranged from 56%, in the case of our Chief Executive Officer, to 42%, in the case of our Senior Vice President, Worldwide Sales.

Grants

Our executive officers are eligible to receive equity incentive awards under the 1996 Plan, which generally are made on an annual basis. The board, upon recommendation from the Compensation Committee, reviews and approves equity incentive awards for our Chief Executive Officer. The Compensation Committee, relying in part on recommendations from our Chief Executive Officer, approves equity incentive awards to the other executive officers. The Compensation Committee and board meetings at which these awards are approved generally occur during the first quarter of each fiscal year. The Compensation Committee may on occasion issue equity incentive awards at other times if it determines the awards are necessary for retention, to reward extraordinary performance, or in connection with a promotion. Newly hired executive officers generally receive sign-on stock option grants at their hire dates, subject to the approval of the Compensation Committee.

We began using RSU awards in 2007 as our primary form of equity compensation for employees. A RSU is a contractual right which entitles the holder to receive, upon its vesting, one share of our Common Stock. Since 2007, we have issued RSU awards to our executives officers with time-based vesting and also with performance-based vesting. Executive officers do not pay any purchase price for RSUs, meaning the awards have value at the time they vest, even if our stock price does not rise. Therefore, RSUs have a higher fair value at the time of grant, on a per-share basis, than do stock options. RSUs encourage retention through the use of time-based vesting, regardless of short-term stock price fluctuations. In contrast, stock options may have little perceived retentive value if the stock price declines after the grant date, but may provide a greater incentive to bring about stock price increases than the other types of equity compensation. All our RSU agreements with our executives provide that at the time any underlying shares of our Common Stock become issuable to the holder upon vesting, we may elect either to withhold from the holder, or to cause to be issued to the holder and sold in the open market, a sufficient number of shares to satisfy the holder’s minimum tax withholding obligations.

In establishing the number of shares subject to equity awards, the Compensation Committee takes into account its assessment of each executive’s role and past and expected future performance. In March 2009, our Named Executive Officers received an annual equity grant consisting of both time-based and performance-based RSUs (the “Annual Grant”). At the same time, the Compensation Committee awarded our Named Executive Officers a special time-based recognition grant (the “Recognition Grant”) to reward our executives for our excellent 2008 financial results in a very difficult economic environment. We achieved record revenue, as revenue for the full year 2008 grew to $164.6 million, a 20% increase over full year 2007 revenue of $137.1 million. This Recognition Grant aimed to recognize their accomplishments and to serve as a retention tool.

In 2009, other than a stock option grant to our Senior Vice President of Marketing in connection with her hire, the equity awards we granted to our executive officers consisted only of RSUs of two types: performance-based RSUs and time-based RSUs.

Performance-Based Awards

Performance-based vesting units are intended primarily to provide our executives with incentives to improve our company’s performance, as the executives benefit from these awards only if we meet the financial goals specified in the awards. Performance-based RSUs are unvested on the date of grant and are subject to both performance-based vesting conditions as well as a time-based vesting schedule. The RSUs underlying each award must be earned pursuant to the performance-based criteria determined by the Compensation Committee and set forth in the applicable RSU agreement.

At the time of the initial performance-based grant, the Compensation Committee sets the maximum number of units for each award. The actual number of units earned is dependent on our achievement of Adjusted Operating Profit threshold and Adjusted Revenue goals for the fiscal year in which the award is granted. Each award terminates, unvested, if we do not achieve an Adjusted Operating Profit threshold for the year in which the unit was granted, as defined in the award agreement. However, if the Adjusted Operating Profit threshold is met, then the holder is eligible to earn up to the maximum number of RSUs underlying the award. The final determination of the number of earned RSUs is based on our Adjusted Revenue for the fiscal year in which the award is granted. If our Adjusted Revenue equals or exceeds the target specified in the award, then the holder earns the maximum number of units subject to the award. If our Adjusted Revenue is greater than 80% but less than 100% of the specified target, then the holder earns a percentage of the maximum number of units based a schedule specified in the agreement. If our Adjusted Revenue does not exceed 80% of the target, no RSUs are earned.

Once earned, and provided that the holder continues to be employed by us, performance-based RSUs then vest over time, typically four years, with 25% of the earned units vesting on each anniversary of the date of grant (or such other date as determined by the Compensation Committee) so that the award is fully vested on the fourth anniversary of the date of grant. The 2009 performance-based awards, to the extent earned, will vest in full immediately in any calendar year in the event that we achieve a certain Adjusted Revenue target. It is uncertain at this time whether such a contingency is likely to occur.

Based on our financial performance in 2009, 92% of the performance-based awards were earned and will vest 25% on May 17, 2010, and 25% on each of March 6, 2011, March 6, 2012 and March 6, 2013, provided that the executive is employed by us on each of those dates.

Time-Based Awards

Time-based vesting units are intended primarily to provide a competitive level of compensation and to serve as retention tools, as they would provide an incentive to remain employed by us even if our stock price were to decrease due to economic conditions, market volatility or other factors. Time-based RSUs vest in installments based solely upon the lapse of time, provided that the holder continues to be employed by us. The time-based RSUs granted to our executive officers in 2009 will vest 25% on May 17, 2010, and 25% on each of March 6, 2011, March 6, 2012 and March 6, 2013, provided that the executive is employed by us on each of those dates.

Determination of Awards

To assist it in determining the number of shares to be subject to equity awards in 2009, our Compensation Committee asked Towers Watson to compare the aggregate value of the equity awards proposed to be granted to each of our executives to the values of equity awards received by executives of comparable pay rank in the 2009 Executive Peer Group. Towers Watson measured these values using the binomial method. Towers Watson concluded that, due to the uncertainty of achieving the performance targets, our performance-based RSUs had a value approximately half that of time-based RSUs for an equivalent number of shares. For each executive, the aggregate value of the awards he or she received in 2009 approximated the median value of the awards received by executives of comparable pay rank in the 2009 Executive Peer Group, as modified by the Compensation Committee’s assessment of each executive’s role and past and expected future performance.

In determining the mix of performance-based awards and time-based awards to be granted, our Compensation Committee considered the nature of each executive’s role and expected contribution and the differing compensation goals served by the various types of awards. For our executive officers, our Compensation Committee concluded that the mix of awards should be weighted between providing incentives to improve our company’s performance and consideration of retention.

Other Compensation

We maintain broad-based benefits that are provided to all employees, including company-subsidized health and dental insurance, life and disability insurance, a 401(k) plan, an employee assistance plan, and standard company holidays. Information regarding such additional compensation is provided in the Summary Compensation Table below in the column noted as “Other Compensation.”

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executive officers are eligible to participate in our 401(k) contributory defined contribution plan. In any plan year, we may contribute to each participant a matching contribution equal to up to 50% of the first 6% of the participant’s compensation that has been contributed to the plan, up to the maximum matching contribution permitted under the Internal Revenue Regulations. All our executive officers (excluding our Chief Financial Officer) participated in our 401(k) plan during fiscal 2009 and received matching contributions. We do not provide any nonqualified defined contribution or other deferred compensation plans.

Health Benefits

We believe that it is better to support executives and employees in preventative health measures rather than to provide only for coverage for diagnosis and treatment of illness. We pursue this goal through a number of methods, such as reimbursements for physicals, fitness rooms/subsidy on health club memberships and monthly wellness programs. We have managed to limit medical plan (including dental and vision benefits) cost increases to approximately 5% from 2008 as compared to 2009. This cost is shared by us and participating employees. We believe that one of the most effective ways to attract and retain valuable executives is to provide benefits that help them to properly maintain their health.

Summary Compensation Table

The following table provides information with respect to the compensation earned in 2007, 2008 and 2009 by our Named Executive Officers:

							Non-Equity
					Stock	Option	Incentive Plan	All Other
				Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	Salary($)		($)(2)	($)(3)	($)(3)	($)(3)(4)	($)(5)	($)

Robert D. Burke	2009	$400,000		—	$897,600	—	$300,000	$16,707	$1,614,307
President and Chief	2008	387,308	(1)	—	732,000	$504,420	286,200	15,778	1,925,706
Executive Officer	2007	350,000		—	657,000	—	174,125	15,284	1,196,409
Julie M.B. Bradley	2009	250,000		—	396,000	—	117,000	12,119	775,119
Senior Vice President,	2008	244,923		—	402,600	—	118,560	11,415	777,498
Chief Financial Officer, Treasurer and Secretary	2007	230,000		—	175,200	—	94,175	8,890	508,265
Barry E. Clark	2009	230,000		—	396,000	—	286,200	19,800	932,000
Senior Vice President of	2008	227,461		50,000	475,800	—	238,900	18,782	1,010,943
Worldwide Sales	2007	220,000		15,000	219,000	—	234,947	18,004	706,951
Lou Frio	2009	230,000		—	396,000	—	114,750	19,191	759,941
Senior Vice President of	2008	230,000		20,000	402,600	—	51,860	18,819	723,279
Services	2007	230,000		3,600	175,200	—	58,781	18,292	485,873
Kenneth Z. Volpe	2009	250,000		—	396,000	—	119,160	19,223	784,383
Senior Vice President of	2008	247,461		—	402,600	—	113,760	18,085	781,906
Products and Technology	2007	240,000		—	219,000	—	93,675	16,978	569,653

(1)	This amount reflects Mr. Burke’s base salary increase to $400,000 on March 10, 2008.

(2)	These amounts represent one-time discretionary management bonuses given to certain Named Executive Officers in connection with their performance.

(3)	The amount shown does not reflect compensation actually received by the Named Executive Officer. Instead, the amount shown represents the grant date fair value of the award, which will be recognized as expense in our financial statements over the vesting period of the RSUs and stock options. The value of the RSUs that are subject to performance-based vesting is based upon our estimate as of the grant date that the probable outcome would be 100% achievement of the performance-based conditions on the grant date. Mr. Burke’s 2008 option award amount shown was computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”). Pursuant to the applicable SEC rules, the amounts shown for performance-based awards exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in the valuation of Mr. Burke’s 2008 option award are described in Notes 1(p) and 5 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2008. Key assumptions for stock options include: risk-free interest rate, expected life of the stock options, expected stock price volatility and expected dividend yield. The specific assumptions used in the valuation of Mr. Burke’s 2008 stock option award are summarized in the table below:

				Expected Dividend
Grant Date	Risk Free Rate	Expected Life	Expected Volatility	Yield

3/24/08	3.31%	6.25 Years	75.51%	0.00%

(4)	Represents payments made under our 2007, 2008 and 2009 executive management compensation plans.

(5)	“All Other Compensation” is comprised of the company-paid health, dental and other insurance programs and/or our 401(k) match. Perquisites and other personal benefits, if any, have been excluded because they did not exceed $10,000 in the aggregate for any Named Executive Officer. The following table details the breakdown of All Other Compensation for 2009 for each Named Executive Officer:

		All Other Compensation
		(including 401 (k) Match,
		Company-paid Dental,
		Vision Plan, Life
		Insurance, and Disability)
	Company-paid Health ($)	($)

Robert D. Burke	$7,365	$9,343
Julie M.B. Bradley	10,127	$1,993
Barry E. Clark	11,169	$8,631
Lou Frio	10,127	$9,065
Kenneth Z. Volpe	10,127	$9,097

Grants of Plan-Based Awards for 2009

The following table provides information about stock awards and non-equity incentive awards granted to our Named Executive Officers during the year ended December 31, 2009.

		Estimated Target
		Payouts Under	All Other Stock		Grant Date
		Non-Equity	Awards: Number		Fair Value
		Incentive Plan	of Shares of Stock		of Stock
Name	Grant Date	Awards ($)(1)	or Units (#)(2)		Awards ($)(6)

Robert D. Burke	March 24, 2009	$300,000	—		—
	March 27, 2009	—	150,000	(3)	$396,000
	March 27, 2009	—	150,000	(4)	$396,000
	March 27, 2009	—	40,000	(5)	$105,600
Julie M.B. Bradley	March 24, 2009	$120,000	—		—
	March 27, 2009	—	65,000	(3)	$171,600
	March 27, 2009		65,000	(4)	$171,600
	March 27, 2009	—	20,000	(5)	$52,800
Barry E. Clark	March 24, 2009	$300,000	—		—
	March 27, 2009	—	65,000	(3)	$171,600
	March 27, 2009		65,000	(4)	$171,600
	March 27, 2009	—	20,000	(5)	$52,800
Lou Frio	March 24, 2009	$100,000	—		—
	March 27, 2009	—	65,000	(3)	$171,600
	March 27, 2009		65,000	(4)	$171,600
	March 27, 2009	—	20,000	(5)	$52,800
Kenneth Z. Volpe	March 24, 2009	$120,000	—		—
	March 27, 2009	—	65,000	(3)	$171,600
	March 27, 2009		65,000	(4)	$171,600
	March 27, 2009	—	20,000	(5)	$52,800

(1)	Represents the target cash incentive payouts for 2009 for our 2009 Compensation Plan. There are no minimum or maximum payments under the plan. The following details the actual payouts for 2009 for each Named Executive Officer: Robert D. Burke, $300,000; Julie M.B. Bradley, $117,000; Barry E. Clark, $286,200; Lou Frio, $114,750; and Kenneth Z. Volpe, $119,160.

(2)	Represents RSUs awarded under our 1996 Plan. Each RSU is a contractual right which entitles the holder to receive, upon its vesting, one share of our Common Stock.

(3)	Represents time-based RSUs that vest in installments based solely upon the lapse of time. These units vest in four equal installments, at the rate of 25% per year, on May 17, 2010, March 6, 2011, March 6, 2012 and March 6, 2013, provided that the executive is employed by us on each of those dates.

(4)	Represents performance-based RSUs, which are unvested on the date of grant and are subject to both performance-based vesting conditions as well as a time-based vesting schedule. Based on our financial performance in 2009, 92% of the performance-based component of each award was earned. The earned portion vests in four equal installments at the rate of 25% per year, on May 17, 2010, March 6, 2011, March 6, 2012 and March 6, 2013, provided that the executive is employed by us on each of those dates.

(5)	Represents the Recognition Grant of time-based RSUs that vest in installments based solely upon the lapse of time. These units vest in four equal annual installments at the rate of 25% per year, on May 17, 2010, March 6, 2011, March 6, 2012 and March 6, 2013, provided that the executive is employed by us on each of those dates.

(6)	The amount shown does not reflect compensation actually received by the Named Executive Officer. Instead, the amount shown represents the grant date fair value of the stock award, which will be recognized as expense in our financial statements over the vesting period of the award. The value of the stock award that is subject to performance-based vesting is based upon our estimate as of the grant date that the probable outcome would be 100% achievement of the performance-based conditions. The grant date fair value of the stock awards was computed in accordance with the provisions of ASC Topic 718. Pursuant to the applicable SEC rules, the amounts shown for performance-based stock awards exclude the impact of estimated forfeitures related to service-based vesting conditions.

Outstanding Equity Awards at Fiscal Year-End for 2009

The following table provides information about RSUs and other outstanding equity awards that were held by our Named Executive Officers at December 31, 2009.

	Option Awards					Stock Awards
	Number of	Number of				Number of Shares		Market Value
	Securities	Securities				or Units		of Shares or
	Underlying	Underlying				of Stock		Units of Stock
	Unexercised	Unexercised	Option Exercise			that have		that have
	Options (#)	Options (#)	Price	Option Expiration		not vested		not vested
Name	Exercisable	Unexercisable	($)	Date		(#)		($)(7)

Robert D. Burke	87,500	112,500	$3.66	3/24/2018	(1)	328,000	(4)	$1,479,280
	187,499	12,501	2.93	2/28/2016	(1)	150,000	(5)	676,500
	265,000	—	1.27	1/27/2015	(2)	150,000	(6)	676,500
	225,000	—	1.57	1/30/2014	(2)
	400,000	—	1.29	1/2/2013	(2)
	500,000	—	1.44	12/5/2012	(2)
Julie M. B. Bradley	79,688	5,313	2.93	2/28/2016	(1)	144,800	(4)	653,048
	200,000	—	1.13	7/18/2015	(2)	78,375	(5)	353,471
						40,000	(6)	180,400
Barry E. Clark	84,375	5,625	2.93	2/28/2016	(1)	144,800	(4)	653,048
	100,000	—	1.26	1/25/2015	(2)	91,725	(5)	413,680
	240,000	—	1.45	2/19/2014	(2)	50,000	(6)	225,500
Lou Frio	68,749	41,251	2.85	7/5/2016	(3)	144,800	(4)	653,048
						78,375	(5)	353,471
						40,000	(6)	180,400
Kenneth Z. Volpe	121,874	8,126	2.93	2/28/2016	(1)	144,800	(4)	653,048
	100,000	—	1.26	1/25/2015	(2)	78,375	(5)	353,471
						50,000	(6)	225,500
	50,000	—	1.57	1/30/2014	(2)
	30,000	—	1.63	11/13/2013	(2)
	26,250	—	0.91	4/21/2013	(2)
	4,000	—	3.90	1/8/2012	(2)
	15,000	—	2.13	8/3/2011	(2)
	2,000	—	9.31	5/2/2011	(2)
	8,266	—	4.78	4/9/2011	(2)
	10,000	—	78.00	10/18/2010	(2)

(1)	This stock option vests in sixteen equal quarterly installments beginning on the three-month anniversary of the date of grant.

(2)	This stock option is fully vested.

(3)	25% of the shares subject to this stock option vest one year after the grant date, and the remaining shares vest in twelve equal quarterly installments thereafter.

(4)	These RSUs were granted on March 27, 2009 and vest at a rate of 25% per year on May 17, 2010, March 6, 2011, March 6, 2012 and March 6, 2013, provided that the executive is employed by us on each of those dates.

(5)	These RSUs were granted on March 24, 2008 and vested 25% on March 6, 2009 and will vest 25% on May 17, 2010, March 6, 2011, and March 6, 2012, provided that the executive is employed by us on each of those dates.

(6)	These RSUs were granted on April 12, 2007 and vested 25% on May 12, 2008 and 25% on May 12, 2009 and will vest 25% on May 17, 2010 and May 12, 2011, provided that the executive is employed by us on each of those dates.

(7)	The value is based on the closing sale price for our Common Stock as reported by the Nasdaq Stock Market on December 31, 2009, which was $4.51.

Stock Option Exercises and Stock Vested for 2009

The following table provides information about stock option exercises by our Named Executive Officers as well as RSUs held by them that vested during the year ended December 31, 2009.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired	on Exercise	Acquired	on Vesting
Name	on Exercise (#)	($)	on Vesting (#)	($)(3)

Robert D. Burke	—	—	125,000	$362,000
Julie M.B. Bradley	—	—	46,125	123,140
Barry E. Clark	—	—	55,575	149,596
Lou Frio	55,000	82,500 (1)	46,125	123,140
Kenneth Z. Volpe	75,000	252,750 (2)	51,125	140,340

(1)	The estimated value realized upon exercise of options is calculated based on the difference between the closing market price of our Common Stock on the date of exercise, November 9, 2009, at $4.35, and the $2.85 exercise price of the exercised option.

(2)	The estimated value realized upon exercise is calculated based on the difference between the closing market price of our Common Stock on the date of exercise, August 13, 2009, at $4.33, and the $0.96 exercise price of the exercised option.

(3)	The value realized on the vesting of RSUs is equal to the number of shares that vested multiplied by the closing price of our Common Stock on the Nasdaq Stock Market on the applicable dates of vesting: March 6, 2009 at $2.08 and May 12, 2009 at $3.44. This calculation does not account for shares withheld for tax purposes, but rather refers to the gross value realized.

Agreements with our Chief Executive Officer

On December 4, 2002, we entered into a letter agreement with Robert D. Burke, our President and Chief Executive Officer which was amended on March 28, 2003 and further amended and restated on November 8, 2004, and on April 14, 2008. In the 2008 amendment, Mr. Burke’s annual base salary was increased to $400,000 from $350,000 and his target cash incentive compensation was increased to $300,000 from $200,000.

In the event that Mr. Burke is terminated under specified circumstances, Mr. Burke will receive severance benefits under his employment agreement. The agreement provides that if we terminate his employment without cause, or if he resigns for good reason, we will continue to pay his base salary and all employee benefits for the twelve month period following his termination. This payment during such a twelve month period would be in addition to any accrued obligations, such as any annual cash incentive compensation earned for our most recently completed fiscal year and not yet paid, his base salary through the date of termination, any deferred compensation and any accrued vacation pay. Among other events that constitute good reason for Mr. Burke’s resignation is a change in control that results in our no longer having a publicly traded class of securities, or our no longer being subject to reporting requirements under the Securities Exchange Act of 1934.

In the event of a change in control, all of Mr. Burke’s outstanding stock options and other stock awards will vest in full under his employment agreement. In addition, upon such change in control, we will pay Mr. Burke the amount, if any, necessary to compensate him for any excise taxes that he may owe under Section 4999 of the Internal Revenue Code of 1986 as a result of payments we make to him in connection with the change in control. If a change of control occurs and within eighteen months we either terminate Mr. Burke without cause, or he resigns for good reason, Mr. Burke will receive his pro-rated target cash incentive in the year in which the termination occurs, base salary and health benefits for eighteen months, and one and a half times his then-current target cash incentive.

Other Executives’ Severance and Change in Control Arrangements

Other than with our Chief Executive Officer, we have not entered into any agreements which provide for severance arrangements for our Named Executive Officers, senior vice presidents, or other executives. Except for our Chief Executive Officer, our Named Executive Officers, senior vice presidents, and other executives are employed “at will.” However, we have entered into agreements which address severance and other compensation upon a change of control for our Named Executive Officers, senior vice presidents, and other executives.

Our Named Executive Officers and other executives reporting directly to our Chief Executive Officer, along with vice presidents of the Company, entered into Change in Control Agreements on April 18, 2008. The agreements provide that upon a change in control, 50% of the executive’s outstanding stock options and other stock awards will automatically vest. In addition, upon a change in control and either (a) the termination of the executive without cause or (b) termination by the executive due to good reason, within twelve months of the change in control, the executive will receive his or her pro-rated target cash incentive in the year the termination occurs, base salary and benefits for twelve months, an amount equal to his or her target cash incentive for the year in which termination occurs, and acceleration of his/her remaining unvested stock awards.

The following table quantifies the amounts that would be payable to our Named Executive Officers upon a change of control and termination of their respective employments. The amounts shown assume that the terminations were effective on the last day of our fiscal year, or December 31, 2009.

Payments Resulting from a Change in Control

			Value of Vested
			Equity as of
	Salary and		December 31, 2009
	Incentive		upon a Change of
	Compensation		Control		Outplacement
Name	($)		($)	Benefits ($)	Services ($)	Total ($)

Robert D. Burke	$1,350,000	(1)	$7,661,380 (3)	$16,707	$15,000	$9,043,087
Julie M.B. Bradley	490,000	(2)	1,997,219 (4)	12,119	15,000	2,514,338
Barry E. Clark	830,000	(2)	2,493,828 (4)	19,800	15,000	3,358,628
Lou Frio	430,000	(2)	1,369,519 (4)	19,191	15,000	1,833,710
Kenneth Z. Volpe	490,000	(2)	2,128,459 (4)	19,223	15,000	2,652,682

(1)	Consists of (a) eighteen (18) months of Mr. Burke’s annual base salary for 2009, (b) a pro-rated target cash incentive for 2009 and (c) a payment of one and a half times the target cash incentive for 2009.

(2)	Consists of (a) twelve (12) months of the named executive officer’s annual base salary for 2009, (b) a pro-rated target cash incentive for 2009 and (c) a payment equal to the target cash incentive for 2009.

(3)	Represents the value of all vested and outstanding long-term incentive awards (both options and RSUs), based on a stock price of $4.51 (the closing price of the Company’s Common Stock on the Nasdaq Stock Market on December 31, 2009). Pursuant to Mr. Burke’s Amended and Restated Employment Agreement, all unvested options and RSUs would accelerate upon the assumed change in control.

(4)	Represents the value of all vested and outstanding long-term incentive awards (both options and RSUs), based on a stock price of $4.51 (the closing price of the Company’s Common Stock on the Nasdaq Stock Market on December 31, 2009). Pursuant to the Named Executive Officers’ change in control agreements, all unvested options and RSUs would accelerate upon an assumed change in control and termination without cause by ATG or by the individual for good reason (as defined in the agreements).

Director Compensation

Overview and Compensation Philosophy

We stress many of the same areas of importance with director compensation as we do in executive compensation, including the desire to attract top talent and retain that talent with competitive and fair compensation. We reviewed a peer group provided by Towers Watson substantially similar to the 2009 Executive Peer Group. We also reimburse directors living outside of the greater Boston area for travel and living expenses for attending regular board meetings and committee meetings.

In fiscal 2009 we compensated our non-employee directors as follows:

•	We paid an annual cash retainer of $15,000 to each of our non-employee directors.

•	To compensate for the additional work imposed by these roles, we paid the Chair of the Board of Directors and the Chair of the Audit Committee an additional annual retainer of $10,000 each, and we paid the Chair of the Nominating and Governance Committee and the Chair of the Compensation Committee an additional annual retainer of $7,500 each.

•	We paid each non-employee director for attending meetings of the Board of Directors and committees of the board as follows: $2,000 for each meeting of the board, and $1,000 for each meeting of a committee of the board.

•	Our non-employee directors continuing in office receive a RSU grant of 28,000 shares of our Common Stock on the date of each Annual Meeting of Stockholders, and on such other date on which a non-employee director is first elected. The RSU grant will vest after one year beginning from the time of the grant. All RSUs granted to non-employee directors will vest fully upon a change of control.

Non-Employee Director Compensation Table for Fiscal 2009

The following table summarizes the compensation earned by our non-employee directors during the year ended December 31, 2009.

	Fees Earned	Stock
	or Paid in	Awards	Total
Name	Cash ($)(1)	($)(2)	($)

Michael A. Brochu	$47,000	$93,800	$140,800
David B. Elsbree	59,000	93,800	152,800
John R. Held	52,000	93,800	145,800
Ilene H. Lang	43,000	93,800	136,800
Mary E. Makela	64,500	93,800	158,300
Daniel C. Regis	59,000	93,800	152,800
Phyllis S. Swersky	59,500	93,800	153,300

(1)	Includes $15,000 annual retainer and fees earned in 2009 for attendance at board or committee meetings. Also includes an additional annual retainer of $10,000 to each of Mr. Elsbree and Mr. Regis and $7,500 to each of Ms. Makela and Ms. Swersky for service as chairperson of the board or a committee of the board, in accordance with the Director Compensation Plan.

(2)	The stock award is a RSU which provides the holder with the right to receive shares of our stock upon vesting. The amount shown does not reflect compensation actually received by the non-employee Director. Instead, the amount shown represents the grant date fair value of the stock award, which will be recognized as expense in our financial statements over the vesting period of the award. The grant date fair value of the stock awards was computed in accordance with the provisions of ASC Topic 718, based on the closing price of our Common Stock on the Nasdaq Stock Market on the date of grant.

Compensation Committee Report

The Compensation Committee reviewed the “Compensation Discussion and Analysis” section of this proxy statement and discussed the section with management. Based on this review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement.

Compensation Committee

Mary E. Makela, Chair
Michael A. Brochu
John R. Held
Phyllis S. Swersky

Compensation Committee Interlocks and Insider Participation

Michael A. Brochu, John R. Held, Mary E. Makela and Phyllis S. Swersky served on the Compensation Committee during 2009. Other than Mr. Brochu’s former role with the Company which ended in November 2004, none of these directors have ever been an officer or employee of the Company or of any of our affiliates. None of our executive officers serves as a director or member of the compensation committee, or other committee serving an equivalent function, of any other organization that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

INFORMATION ABOUT STOCK OWNERSHIP

The following table provides information as of March 31, 2010 with respect to the beneficial ownership of our Common Stock by:

•	each person known by us to own beneficially more than 5% of our outstanding shares of Common Stock;

•	each of our directors;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and is based on 156,785,069 shares of our Common Stock outstanding as of March 31, 2010. Amounts under the heading “Right to Acquire” represent shares that may be acquired upon the vesting of RSUs within 60 days of March 31, 2010 or the exercise of stock options that are currently exercisable or exercisable within 60 days of March 31, 2010. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or RSUs held by that person that are currently exercisable within 60 days of March 31, 2010 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o Art Technology Group, Inc., One Main Street, Cambridge, Massachusetts 02142.

	Shares Beneficially Owned
			Right to
Name	Outstanding		Acquire(5)	Total	Percent(10)

FMR, LLC(1)	11,728,916		—	11,728,916	7.5%
Blackrock, Inc.(2)	6,822,960		—	6,822,960	4.4%
The Vanguard Group, Inc.(3)	6,567,879		—	6,567,879	4.2%
Wellington Management Company, LLP(4)	2,653,700		—	2,653,700	1.7%
Robert D. Burke	165,168		1,897,000	2,062,168	1.3%
Michael A. Brochu	65,537		945,370	1,010,907	*
Kenneth Z. Volpe	55,584		462,841	518,425	*
Barry E. Clark	—		521,775	521,775	*
Julie M.B. Bradley	—		367,325	367,325	*
Ilene H. Lang	231,245	(6)(7)	128,000	359,245	*
Phyllis S. Swersky	145,295		173,000	318,295	*
John R. Held	143,095		153,000	296,095	*
Daniel C. Regis	77,755	(8)	180,835	258,590	*
David B. Elsbree	147,003	(9)	103,000	250,003	*
Mary E. Makela	75,595		153,000	228,595	*
Louis R. Frio Jr.	45,777		178,574	224,351	*
All directors and executive officers as a group (15 persons)	1,192,108		5,918,798	7,110,906	4.5%

*	Less than 1%.

(1)	This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 16, 2010. The Schedule 13G/A was filed on behalf of FMR LLC and Edward C. Johnson 3d, Chairman of FMR LLC, with an address of 82 Devonshire Street, Boston, Massachusetts 02109. The Schedule 13G/A discloses that they had sole power to dispose or to direct the disposition of 11,728,916 shares. These shares are beneficially owned through Fidelity Management and Research Company, Pyramis Global Advisors, LLC and Pyramis Global Advisors Trust Company, wholly owned subsidiaries of FMR LLC, and Fidelity International Limited, a partnership controlled by the Johnson family.

(2)	This disclosure is based on a Schedule 13G filed with the SEC on January 29, 2010. The address of the reporting person is 40 East 52nd Street, New York, New York 10022. The Schedule 13G discloses that they had sole power to dispose or to direct the disposition of 6,822,960 shares. At the time of the filing the reporting person reported that the Schedule 13G was filed by the reporting person in its capacity as a registered investment advisor.

(3)	This disclosure is based on a Schedule 13G filed with the SEC on February 8, 2010. The address of the reporting person is 100 Vanguard Blvd, Malvern, PA 29355. The Schedule 13G discloses that they had sole power to dispose or to direct the disposition of 6,383,485 shares. Schedule 13G discloses that they had shared power to dispose or to direct the disposition of 184,394 shares. At the time of the filing the reporting person reported that the Schedule 13G was filed by the reporting person in its capacity as a registered investment advisor.

(4)	This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 12, 2010. The address of the reporting person is 75 State Street, Boston, Massachusetts 02109. The Schedule 13G/A discloses that they had sole power to dispose or to direct the disposition of 0 shares. The Schedule 13G/A discloses that they had shared power to dispose or to direct the disposition of 2,653,700 shares. At the time of the filing the reporting person reported that the Schedule 13G was filed by the reporting person in its capacity as a registered investment advisor.

(5)	Shares included in the “Right to Acquire” column consist of shares that may be acquired through the exercise of options or vesting of RSUs within 60 days of the date of this table.

(6)	Includes 48,000 shares held in a profit sharing plan in which Ms. Lang’s husband has an indirect and indeterminate beneficial interest.

(7)	Includes 130,150 shares held directly by Ms. Lang’s husband.

(8)	Includes 24,000 shares that are held directly by Regis Investments, L.P.

(9)	Includes 4,000 shares held directly by Mr. Elsbree’s wife.

OTHER MATTERS

Related Party Transactions

Our Audit Committee reviews and approves all related party transactions required to be disclosed pursuant to applicable SEC rules and discusses with management the business rationale for any such transactions and whether appropriate disclosures have been made.

Compliance with Section 16(a) of The Exchange Act

Section 16(a) of the Securities Exchange Act requires our directors and executive officers and holders of 10% or more of our securities to file reports of holdings and transactions in our equity securities with the SEC. We are also required to identify any such holders who fails to timely file with the SEC any required report relating to ownership or changes in ownership of our equity securities. Based solely upon a review of Forms 3, 4 and 5 filed with the SEC and, in some cases, written representations furnished to us, we believe that for fiscal 2009, our executive officers and directors complied with all applicable Section 16(a) filing requirements.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice, or one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver separate copies of the Notice or our proxy statement and annual report to you if you call us at (617) 386-1000 or write us at Art Technology Group, Inc., One Main Street, Cambridge, Massachusetts 02142, Attention: Secretary. If you want to receive separate copies of the Notice, proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

APPENDIX A

As amended through

April 12, 2010

ART TECHNOLOGY GROUP, INC.

AMENDED AND RESTATED 1996 STOCK OPTION PLAN

1.  Purpose.  The purpose of this Amended and Restated 1996 Stock Option Plan (the “Plan”) of Art Technology Group, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align their interests with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Section 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including any joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.  Eligibility.  All of the Company’s employees, officers, directors, consultants and advisors are eligible to receive options, stock appreciation rights, restricted stock and other stock-based awards (each, an “Award”) under the Plan. Each person who receives an Award under the Plan is deemed a “Participant.”

3.  Administration and Delegation.

(a)  Administration by Board.  The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect (including the interpretation and implementation of Section 11(g)) and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b)  Appointment of Committees.  To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c)  Delegation to Officers.  To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.  Stock Available for Awards.

(a)  Number of Shares.  Subject to adjustment under Section 9, Awards may be made under the Plan for up to 46,000,000 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”). If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitations under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares. Solely for the purpose of applying this limitation (and not for purposes of Section 4(b) below), each Option (each as hereinafter defined) granted under this Plan shall reduce the number of shares available for grant by one share for every one share granted, each SAR (each as hereinafter defined) granted under this Plan shall reduce the number of shares available for grant by one share for every one share underlying the SAR regardless of the number of shares used to settle the SAR upon exercise, and each Award authorized under this Plan, other than an Option or SAR, shall reduce the number of shares available by that number of shares for every one share granted as follows:

•	Awards granted prior to May 24, 2010: 1.24

•	Awards granted on or after May 24, 2010: 1.39

Shares that are (i) subject to a stock-settled SAR Award that were not issued upon the net settlement or net exercise or if the shares reserved for issuance upon the grant of a SAR Award exceed the number of shares actually issued upon the exercise of such SAR Award, (ii) shares delivered to or withheld by the Company to pay the withholding taxes related to an Award, and (iii) shares tendered by a Participant as full or partial payment to the Company upon the exercise or receipt of an Award granted under the Plan, may not again be made available for issuance under the Plan.

(b)  Section 162(m) Per-Participant Limit.  Subject to adjustment under Section 9, the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 1,000,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR shall be treated as a single Award. The per-Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

5.  Stock Options.

(a)  General.  The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option.”

(b)  Incentive Stock Options.  An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Art Technology Group, Inc., any of Art Technology Group, Inc.’s present or future parent or subsidiary corporations as defined in Section 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board pursuant to Section 10(f), including the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

(c)  Exercise Price.  The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement, provided, however, that the exercise price of any Option shall not be less than the fair market value per share of the Common Stock as of the date of option grant.

(d)  Duration of Options.  Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement, provided, however, that no Option shall be exercisable more than ten (10) years after the date the Option is granted.

(e)  Exercise of Options.  Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

(f)  Payment Upon Exercise.  Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)  in cash or by check, payable to the order of the Company;

(2)  except as the Board may otherwise provide in an option agreement, by (A) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding or (C) with the consent of the Board, by reducing the number of shares of Common Stock otherwise issuable to the optionee upon exercise of the Option by a number of shares of Common Stock having a fair market value equal to such aggregate exercise price;

(3)  when the Common Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”), provided (A) such method of payment is then permitted under applicable law, (B) such Common Stock, if acquired directly from the Company, was owned by the Participant at least six months prior to such delivery and (C) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)  to the extent permitted by applicable law and by the Board, by (A) delivery of a promissory note of the Participant to the Company on terms determined by the Board, with the understanding that no loans shall be made to directors or executive officers, or (B) payment of such other lawful consideration as the Board may determine; or

(5)  by any combination of the above permitted forms of payment.

(g)  Substitute Options.  In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Options may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5 or in Section 2.

(h)  No Repricing of Options.  Notwithstanding anything to the contrary in the Plan, the Company shall not engage in any repricing of Options or SARs granted under this Plan without further stockholder approval. For this purpose, the term “repricing” shall mean any of the following or other action that has the same effect: (i) lowering the exercise price of an Option or an SAR after it is granted, (ii) any other actions that is treated as a repricing under generally accepted accounting principles, or (iii) canceling an Option or an SAR at a time when its exercise price exceeds the fair market value of the underlying stock in exchange for another Option, SAR, restricted stock, or other equity of the Company, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off, or similar corporate transaction (including any adjustment described in Section 9).

6.  Stock Appreciation Rights.

(a)  Nature.  A Stock Appreciation Right (“SAR”) is an Award entitling the holder on exercise to receive an amount in cash or Common Stock or a combination thereof (such form to be determined by the Board) determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock, provided, however, that the exercise price of any SAR shall not be less than the fair market value per share of the Common Stock as of the date of the SAR Award. The date as of which such appreciation or other measure is determined shall be the exercise date unless another date is specified by the Board in the SAR Award.

(b)  Grants.  SARs may be granted in tandem with, or independently of, Options granted under the Plan.

(1)  Tandem Awards.  When SARs are expressly granted in tandem with Options: (A) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable and will be exercisable in accordance with the procedure required for exercise of the related Option; (B) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (C) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (D) the SAR will be transferable only with the related Option.

(2)  Independent SARs.  A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

(c)  Exercise.  A SAR may be exercised only by delivery to the Company of a written notice of exercise signed by the proper person or other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

(d)  Duration of SARs.  No SAR shall be exercisable more than ten (10) years after the date the SAR is granted.

7.  Restricted Stock.

(a)  Grants.  The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a “Restricted Stock Award”).

(b)  Terms and Conditions.  The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any.

(c)  Stock Certificates.  Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or the Designated Beneficiary of such Participant. For these purposes, a “Designated Beneficiary” of a Participant shall be (1) a beneficiary designated by such Participant, in a manner determined by the Board, to receive amounts due or exercise rights of such Participant in the event of such Participant’s death or (2) in the absence of such a designation, the Participant’s estate.

(d)  Deferred Delivery of Shares.  The Board may, at the time any Restricted Stock Award is granted, provide that, at the time Common Stock would otherwise be delivered pursuant to the Award, the Participant shall instead receive an instrument evidencing the right to future delivery of Common Stock at such time or times, and on such conditions, as the Board shall specify. The Board may at any time accelerate the time at which delivery of all or any part of the Common Stock shall take place.

8.  Other Stock-Based Awards.  Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted under the Plan to Participants (“Other Stock Unit Awards”), including Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the conditions of each Other Stock Unit Awards, including any purchase price applicable thereto. At the time any Award is granted, the Board may provide that, at the time Common Stock would otherwise be delivered pursuant to the Award, the Participant will instead receive an instrument evidencing the Participant’s right to future delivery of the Common Stock.

9.  Adjustments for Changes in Common Stock and Certain Other Events.

(a)  Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (1) the number and class of securities available under the Plan, (2) the sub-limit set forth in Section 4(b), (3) the number and class of securities and exercise price per share of each outstanding Option, (4) the repurchase price per share subject to each outstanding Restricted Stock Award and (5) the share- and per-share-related provisions of each outstanding SAR and Other Stock Unit Award, shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent determined by the Board.

(b)  Reorganization Events.

(1)  Definition.  A “Reorganization Event” shall mean: (A) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property, (B) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (C) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards. In connection with a Reorganization Event, the Board shall have the authority to take, in its discretion, any of the following actions as to all or any outstanding Awards on such terms as the Board determines:

(A)  provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

(B)  upon written notice to a Participant, provide that the Participant’s unexercised Options or other unexercised Awards shall become exercisable in full and will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice;

(C)  provide that outstanding Awards shall become realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event;

(D)  in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to a Participant equal to (i) the Acquisition Price times the number of shares of Common Stock subject to the Participant’s Options or other Awards (to the extent the exercise price does not exceed the Acquisition Price) minus (ii) the aggregate exercise price of all such outstanding Options or other Awards, in exchange for the termination of such Options or other Awards;

(E)  provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof); and

(F)  any combination of the foregoing.

For purposes of clause (A) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

To the extent all or any portion of an Option becomes exercisable solely as a result of clause (B) above, the Board may provide that upon exercise of such Option the Participant shall receive shares subject to a right of repurchase by the Company or its successor at the Option exercise price; such repurchase right (i) shall lapse at the same rate as the Option would have become exercisable under its terms and (ii) shall not apply to any shares subject to the Option that were exercisable under its terms without regard to clause (B) above.

(3)  Consequences of a Reorganization Event on Restricted Stock Awards. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property that the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

10.  General Provisions Applicable to Awards.

(a)  Transferability of Awards.  Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b)  Documentation.  Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)  Board Discretion.  Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d)  Termination of Status.  The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e)  Withholding.  Each Participant shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with an Award to such Participant. Except as the Board may otherwise provide in an Award, for so long as the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(f)  Amendment of Award.  The Board may amend, modify or terminate any outstanding Award, including changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

(g)  Conditions on Delivery of Stock.  The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (1) all conditions of the Award have been met or removed to the satisfaction of the Company, (2) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (3) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h)  Acceleration.  The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

(i)  Performance Conditions.

(1)  This Section 10(i) shall be administered by a Committee approved by the Board, all of the members of which are “outside directors” as defined by Section 162(m) (the “Section 162(m) Committee”).

(2)  Notwithstanding any other provision of the Plan, if the Section 162(m) Committee determines at the time a Restricted Stock Award or Other Stock Unit Award is granted to a Participant who is then an officer, that such Participant is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee (as defined in Section 162(m)), then the Section 162(m) Committee may provide that this Section 10(i) is applicable to such Award.

(3)  If a Restricted Stock Award or Other Stock Unit Award is subject to this Section 10(i), than the lapsing of restrictions thereon and the distribution of cash or Shares pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Section 162(m) Committee, which:

(A)  shall be set by the Section 162(m) Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m);

(B)  shall be based on the attainment of specified levels of one or any combination of the following: (i) earnings per share; (ii) return on average equity or average assets with respect to a pre-determined peer group; (iii) earnings; (iv) earnings growth; (v) revenues; (vi) expenses; (vii) stock price; (viii) market share; (ix) return on sales, assets, equity or investment; (x) regulatory compliance; (xi) improvement of financial ratings; (xii) achievement of balance sheet or income statement objectives; (xiii) total shareholder return; (xiv) net operating profit after tax; (xv)pre-tax or after-tax income; (xvi) cash flow; or (xvii) such other objective goals as are established by the Board;

(C)  may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated;

(D)  may be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset and (v) charges for restructuring and rationalization programs; and

(E)  may vary by Participant and may be different for different Awards.

(4)  Notwithstanding any provision of the Plan, with respect to any Restricted Stock Award or Other Stock Unit Award that is subject to this Section 10(i), the Section 162(m) Committee:

(A)  may adjust downwards, but not upwards, the cash or number of Shares payable pursuant to such Award; and

(B)  may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant.

(5)  The Section 162(m) Committee shall have the power to impose such other restrictions on Awards subject to this Section 10(i) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

11.  Miscellaneous.

(a)  No Right To Employment or Other Status.  No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)  No Rights As Stockholder.  Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(c)  Effective Date and Term of Plan.  The Plan shall become effective on the date on which it is adopted by the Board, but no Award may be granted unless and until the Plan has been approved by the Company’s stockholders. No Awards shall be granted under the Plan after December 31, 2019, but Awards previously granted may extend beyond that date.

(d)  Amendment of Plan.  The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that, to the extent determined by the Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement shall become effective until such stockholder approval is obtained. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan.

(e)  Provisions for Foreign Participants.  The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(f)  Governing Law.  The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

(g)  Effect of Amendment.  All Awards to Participants outstanding as of the date of any amendment of the Plan shall continue in full force and effect without modification by such amendment; provided that each reference in any such Awards to a section of the Plan as in effect prior to any amendment shall be deemed to refer to the corresponding section of the Plan as amended unless the reference to such corresponding section would have an adverse impact on the Participant holding the applicable Award.

(h)  Construction.  The headings of the Sections of the Plan are included only for convenience and shall not affect the meaning or interpretation of the Plan. Except as otherwise expressly provided, references herein to Sections shall mean such Sections of the Plan. The word “including” as used in the Plan shall not be construed so as to exclude any other thing not referred to or described.

Art Technology Group, Inc.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on May 24, 2010.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/artg • Follow the steps outlined on the secured website.

Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•  Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼
A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Class II Directors:	For	Withhold		For	Withhold		For	Withhold	+

01 - David B. Elsbree	☐	☐	02 - IIene H. Lang	☐	☐	03 - Daniel C. Regis	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Amendment and Restatement of our 1996 Stock Option Plan.	☐	☐	☐	3.	Ratification of Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance

	Mark box to the right if you plan to attend the Annual Meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name is printed on this proxy. When signing as attorney-in-fact, executor, administrator, trustee, guardian or custodian, or in any other representative capacity, please write title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Art Technology Group, Inc.

The Board of Directors Of Art Technology Group, Inc. Is Soliciting This Proxy
The undersigned owns shares of common stock of Art Technology Group, Inc. (the “Company”). The Company’s 2010 Annual Meeting of Stockholders will be held on Monday, May 24, 2010 beginning at 10:00 a.m., local time, at Le Méridien Cambridge - MIT, 20 Sidney St., Cambridge, MA 02139. The undersigned appoints each of Robert D. Burke and Julie M.B. Bradley acting singly, with the power of substitution to each, as attorney, agent and proxy to vote all shares of common stock that the undersigned is entitled to vote, at the meeting and at any adjournment or postponement of the meeting.
The individuals named above will vote these shares as directed by the undersigned on this proxy.
IF NO PROPER VOTING INSTRUCTIONS ARE GIVEN, THE INDIVIDUALS NAMED ABOVE WILL VOTE THE SHARES OF THE UNDERSIGNED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE OF THIS PROXY AS DIRECTOR OF THE COMPANY AND FOR THE RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND FOR THE AMENDMENT AND RESTATEMENT OF OUR 1996 STOCK OPTION PLAN.
If any other matters are properly presented for consideration at the meeting, the individuals named above will have the discretion to vote these shares on those matters.
(Items to be voted appear on reverse side.)